    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 29, 1994.
                                                     REGISTRATION NO. 33-
                                                       REGISTRATION NO. 33-51972
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                                      AND
                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                  TO FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                 RAYONIER INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ------------------

                NORTH CAROLINA                                      13-2607329
           (STATE OF INCORPORATION)                    (I.R.S. EMPLOYER IDENTIFICATION NO.)

              1177 SUMMER STREET, STAMFORD, CONNECTICUT 06905-5529
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

                  REGISTRANT'S TELEPHONE NUMBER: 203-348-7000
                               ------------------

                             JOHN B. CANNING, ESQ.
               CORPORATE SECRETARY AND ASSOCIATE GENERAL COUNSEL
                                 RAYONIER INC.
              1177 SUMMER STREET, STAMFORD, CONNECTICUT 06905-5529
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                     AGENT'S TELEPHONE NUMBER: 203-348-7000

                                   COPIES TO

             C. DUANE BLINN, ESQ.                            DAVID O. BROWNWOOD, ESQ.
              DAY, BERRY & HOWARD                             CRAVATH, SWAINE & MOORE
                   CITYPLACE                                     825 EIGHTH AVENUE
            HARTFORD, CT 06103-3499                           NEW YORK, NY 10019-7415

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                               ------------------
                        CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
   TITLE OF EACH CLASS                              PROPOSED MAXIMUM   PROPOSED MAXIMUM   AMOUNT OF
   OF SECURITIES BEING                             OFFERING PRICE PER AGGREGATE OFFERING REGISTRATION
        REGISTERED         AMOUNT BEING REGISTERED        UNIT              PRICE            FEE
- -----------------------------------------------------------------------------------------------------
Debt Securities..........      $150,000,000(1)            100%         $150,000,000(2)     $51,724

- --------------------------------------------------------------------------------

(1) If any Debt Securities are issued at original issue discount, such greater amount as may result in the initial offering prices for Debt Securities aggregating $150,000,000.

(2) Estimated solely for the purpose of calculating the registration fee.
                               ------------------

     Pursuant to Rule 429 of the General Rules and Regulations under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined Prospectus which also relates to Registration Statement No. 33-51972, previously filed by the registrant on Form S-3. This Registration Statement also constitutes Post-Effective Amendment No. 1 with respect to the registrant's Registration Statement No. 33-51972, and such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

INFORMATION CONTAINED IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION PURSUANT TO RULE 424 UNDER THE SECURITIES ACT OF 1933. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                                 MARCH   , 1994

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH   , 1994)

$100,000,000

RAYONIER INC.

         % DEBENTURES DUE

The      % Debentures Due      (the "Debentures") will mature on             ,
     . Interest on the Debentures is payable semiannually on           and
          of each year commencing                . Application has been made to
list the Debentures on the New York Stock Exchange (the "NYSE").
The Debentures will be represented by Global Securities registered in the name of the nominee of The Depository Trust Company (the "Depositary"). Interests in the Debentures represented by Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its direct and indirect participants. Except as described herein, Debentures in certificated form will not be issued in exchange for Global Securities.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- -------------------------------------------------------------------------------------------------
                                    PRICE TO             UNDERWRITING            PROCEEDS TO
                                    PUBLIC(1)              DISCOUNT             COMPANY(1)(2)
Per Debenture...............                 %                      %                      %
Total.......................  $                      $                      $
- -------------------------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from             , 1994.

(2) Before deducting expenses payable by the Company estimated at $       .

The Debentures are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Debentures will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through
the book-entry facilities of the Depositary, on or about                , 1994.

SALOMON BROTHERS INC

                           BT SECURITIES CORPORATION

                                                            MORGAN STANLEY & CO.
                                                              INCORPORATED
The date of this Prospectus Supplement is March  , 1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 RAYONIER INC.

     Rayonier Inc. ("Rayonier" or the "Company") is a leading international forest products company primarily engaged in the trading, merchandising and manufacture of logs, timber and wood products, and in the production and sale of high value added specialty pulps. Rayonier traces its origin to the founding of Rainier Pulp and Paper Company in Shelton, Washington, in 1926. With the consolidation of several pulp companies in 1937, the Company became "Rayonier Incorporated," a corporation whose stock was publicly traded on the NYSE until Rayonier became a wholly owned subsidiary of ITT Corporation ("ITT") in 1968. On February 28, 1994, Rayonier again became an independent company when ITT distributed all of the Common Shares of Rayonier to ITT stockholders. Rayonier shares are publicly traded on the NYSE under the symbol "RYN."

     Rayonier owns, leases or controls approximately 1.5 million acres of timberlands, with approximately 863,000 acres located in the Southeastern U.S., 379,000 acres in the Pacific Northwest and 253,000 acres in New Zealand. In addition, Rayonier operates three pulp mills and two lumber manufacturing facilities in the United States. With customers in over 60 countries, Rayonier has historically shipped more than half of its products to foreign markets, primarily in Asia and Western Europe.

     Rayonier is a North Carolina corporation with its principal executive offices at 1177 Summer Street, Stamford, CT 06905-5529, and its telephone number is (203) 348-7000.

TIMBER AND WOOD PRODUCTS

     Rayonier is a leading international supplier of softwood logs. Rayonier owns, buys and harvests standing timber, and purchases delivered logs, in Northwest North America and New Zealand. The logs harvested and purchased are sold into export markets (primarily to Japan, Korea and China), as well as to pulp and lumber mills in domestic markets.

     In the United States, Rayonier manages timberlands and sells timber stumpage (cutting rights to standing timber) directly through Rayonier Timberlands, L.P. ("RTLP"), a master limited partnership. RTLP's timberlands provide a major source of wood used in Rayonier's other businesses. Rayonier and Rayonier Forest Resources Company ("RFR"), a wholly owned subsidiary, are the general partners of RTLP, and Rayonier owns all the Partnership Units of RTLP except for 25.3 percent of the Class A Limited Partnership Units, which are publicly traded.

     Rayonier's two Georgia lumber mills convert southern yellow pine timber into dimension and specialty lumber products for residential construction and industrial uses. The mills have a combined annual capacity of approximately 200 million board feet of lumber and an annual output of approximately 483,000 tons of wood chips for pulping. Their entire wood chip production is shipped to Rayonier's Jesup, Georgia pulp facility.

SPECIALTY PULP PRODUCTS

     Rayonier is one of the world's leading producers of chemical cellulose, often called dissolving pulp, from which customers produce a wide variety of products, principally textile, industrial and filtration fibers, plastics and other chemical intermediate industrial products. Within the chemical cellulose industry, Rayonier concentrates on the most highly valued, technologically demanding end uses, such as cellulose acetate and high purity cellulose ethers. Rayonier believes that it is one of the world's largest manufacturers of high grade chemical cellulose. Rayonier also manufactures fluff pulps that customers use to produce diapers and other sanitary products, and specialty paper pulps used in the manufacture of products such as filters and decorative laminates.

     The Company owns and operates three wood pulp mills which have an aggregate annual capacity of approximately 826,000 metric tons. Rayonier does not convert its pulps into finished products but instead concentrates on the production of specialty market pulps that are sold to industrial companies producing a wide variety of products. Rayonier manufactures its specialty pulp products to customers' specifications. Approximately half of Rayonier's pulp sales are to export customers, with the more important overseas markets being Western Europe and Japan.

                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Debentures to retire approximately $100 million of short-term bank debt which was incurred as bridge financing for the payment of a $90 million special dividend to ITT in connection with a recapitalization program and for the settlement of intercompany accounts with ITT. Pending such utilization, the proceeds may be temporarily invested in short-term marketable securities.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of December 31, 1993 on a historical basis and as adjusted to give effect to the sale of the Debentures and the application of the net proceeds therefrom.

                                                                          DECEMBER 31, 1993
                                                                     ----------------------------
                                                                     OUTSTANDING     AS ADJUSTED
                                                                     -----------     ------------
                                                                           ($ IN MILLIONS)
Total Short-Term Debt..............................................    $   182          $   82
                                                                     -----------     ------------
Long-Term Debt:
  Debentures Offered Hereby........................................    $    --          $  100
  7.5% Notes Due 2002..............................................        110             110
  Term Loan Due 1995-1997..........................................        100             100
  Medium-Term Notes Due 1998-1999..................................         16              16
  Other Long-Term Debt.............................................         90              90
                                                                     -----------     ------------
          Total Long-Term Debt (exclusive of current
            installments)..........................................        316             416
Equity:
  Common Shares....................................................        157             157
  Retained Earnings................................................        449             449
                                                                     -----------     ------------
          Total Equity.............................................        606             606
                                                                     -----------     ------------
Total Capitalization...............................................    $ 1,104          $1,104
                                                                     -----------     ------------
                                                                     -----------     ------------

               SUMMARY OF HISTORICAL FINANCIAL AND OPERATING DATA

     The following summary of historical financial data for each year of the five years ended December 31, 1993 is derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information incorporated by reference herein.

                                                          YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------
                                              1993       1992       1991       1990       1989
                                             ------     ------     ------     ------     ------
                                                              ($ IN MILLIONS)
INCOME STATEMENT DATA:
Sales......................................  $  936     $  974     $  979     $1,104     $1,082
Cost of sales..............................     782        822        846        863        801
Operating income before provision for
  dispositions.............................     130        102         97        190        224
Provision for dispositions.................      (3)      (189)(1)     --         --          2
Operating income (loss)....................     127        (87)        97        190        226
Interest expense...........................     (23)       (21)       (14)       (12)       (18)
Minority interest..........................     (23)       (23)       (20)       (21)       (19)
Income (loss) from continuing operations...      52        (81)        44        109        128
Provision for discontinued operations......      --         --         --        (43)(2)     --
Cumulative effect of accounting changes....      --        (22)(3)     --         --         --
Net income (loss)..........................      52       (103)        44         66        128
DIVIDENDS(4)...............................     122         18         20         61         48
BALANCE SHEET DATA:
Total assets...............................  $1,475     $1,476     $1,372     $1,353     $1,330
Short-term bank debt and current maturities
  of long-term debt........................     182        102         12         32          7
Long-term debt.............................     316        302        193        141        174
Shareholder equity.........................     606        676        797        772        767
CASH FLOW DATA:
Capital expenditures.......................  $   72     $   97     $  134     $  100     $   80
New Zealand acquisition....................      --        197         --         --         --
Depreciation, depletion and amortization...      78         78         69         64         64
EBITDA(5)..................................     187        156        147        234        271
EBIT(6)....................................     109         78         78        170        207
SELECTED FINANCIAL RATIOS (UNAUDITED):
Total debt to capitalization...............      45%        37%        21%        18%        19%
Total debt to EBITDA.......................     2.7x       2.6x       1.4x       0.7x       0.7x
EBIT/Interest expense......................     4.7x       3.7x       5.6x      13.7x      11.6x

                                                          YEAR ENDED DECEMBER 31,
                                             --------------------------------------------------
                                              1993       1992       1991       1990       1989
                                             ------     ------     ------     ------     ------
SELECTED OPERATING DATA (UNAUDITED):
TIMBER AND WOOD PRODUCTS SEGMENT
  Log Sales:
     North America -- million board feet...     475        435        506        585        629
     New Zealand -- thousand cubic
       meters..............................   1,375        682        259        114         57
     Other -- million board feet...........      11         --         --         --         --
  Timber Harvested:
     Northwest U.S. -- million board
       feet................................     143        195        189        202        270
     Southeast U.S. -- thousand short
       green tons..........................   2,001      2,006      2,037      1,838      1,765
     New Zealand -- thousand cubic
       meters..............................     918        636         --         --         --
  Lumber sold -- million board feet........     125        118        103        113        109
  Intercompany Sales:
     Logs -- million board feet............      15         25         35         31         63
     Northwest U.S. Timber
       Stumpage -- million board feet......      28         44         68         69         92
     Southeast U.S. Timber
       Stumpage -- thousand short green
       tons................................     299        317        398        114        129
     Wood Chips to Jesup pulp mill -- thou-
       sand short green tons...............     319        352        320        356        295
SPECIALTY PULP PRODUCTS SEGMENT
  Chemical cellulose sales -- thousand
     metric tons...........................     369        399        412        403        436
  Fluff and specialty paper
     sales -- thousand metric tons(7)......     352        367        409        446        318
  Production as a percentage of capacity...      85%        95%        97%        96%        92%

- ---------------

(1) Represents a charge of $189 million ($121 million after-tax) to provide for the loss on the disposal of assets along with the costs for severance, demolition and other closedown items associated with the disposition of certain facilities; $180 million ($115 million after-tax) of this charge relates to the Grays Harbor Complex (as defined elsewhere herein).

(2) Represents adjustments for reserves of discontinued operations which, net of taxes, were $43 million in 1990.

(3) Represents the cumulative effect of accounting changes due to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions," and SFAS No. 112 "Employers' Accounting for Postemployment Benefits." These standards were adopted as of January 1, 1992 using the immediate recognition method, and the resulting after-tax charge of $22 million ($33 million pre-tax) is included in net income (loss) in 1992.

(4) Pursuant to a recapitalization program, Rayonier paid a special dividend to ITT in the fourth quarter of 1993 of $90 million. Dividends paid by Rayonier to ITT are not indicative of future dividends. In the first quarter of 1994, the Board of Directors declared a dividend of $.18 per share payable on March 31, 1994 to holders of record of Rayonier Common Shares on March 10, 1994.

(5) EBITDA is defined as earnings (income) from continuing operations before the cumulative effect of accounting changes, provision for dispositions, income taxes, interest expense and depreciation, depletion and amortization.

(6) EBIT is defined as earnings (income) from continuing operations before the cumulative effect of accounting changes, provision for dispositions, income taxes and interest expense.

(7) Excludes wood pulp produced by the Grays Harbor pulp mill of 62, 78, 103 and 105 thousand metric tons for the years ended December 31, 1992, 1991, 1990 and 1989, respectively.

                              SEGMENT INFORMATION

     The amounts and relative contributions to sales and operating income attributable to each of Rayonier's business segments for each of the last three years ended December 31, 1993 were as follows:

                                                                    YEAR ENDED DECEMBER 31,
                                                                   -------------------------
                              SALES                                1993      1992      1991
- -----------------------------------------------------------------  -----     -----     -----
                                                                   ($ IN MILLIONS)
Timber and Wood Products:
  Log Trading and Merchandising..................................  $ 365     $ 301     $ 294
  Timberlands Management and Stumpage
     (Standing Timber) Sales.....................................    120       123       106
  Wood Products Sales............................................     47        33        24
                                                                   -----     -----     -----
          Total Before Intrasegment Eliminations.................    532       457       424
  Intrasegment Eliminations......................................    (16)      (14)      (22)
                                                                   -----     -----     -----
          Total Timber and Wood Products.........................    516       443       402
                                                                   -----     -----     -----
Specialty Pulp Products:
  Chemical Cellulose.............................................    279       307       325
  Fluff and Specialty Paper Pulps................................    183       218       228
                                                                   -----     -----     -----
          Total Specialty Pulp Products..........................    462       525       553
                                                                   -----     -----     -----
Intersegment Eliminations........................................    (42)      (34)      (31)
                                                                   -----     -----     -----
Total Before Dispositions........................................    936       934       924
Dispositions.....................................................     --        40        55
                                                                   -----     -----     -----
Total Sales......................................................  $ 936     $ 974     $ 979
                                                                   -----     -----     -----
                                                                   -----     -----     -----

                                                                    YEAR ENDED DECEMBER 31,
                                                                   -------------------------
                     OPERATING INCOME (LOSS)                       1993      1992      1991
- -----------------------------------------------------------------  -----     -----     -----
                                                                   ($ IN MILLIONS)
Timber and Wood Products.........................................  $ 144     $ 100     $  79
Specialty Pulp Products..........................................     (4)       16        44
Corporate and Other..............................................     (8)      (10)       (9)
Intersegment Eliminations........................................     (2)        3        (1)
                                                                   -----     -----     -----
          Total Before Dispositions..............................    130       109       113
Dispositions.....................................................     (3)     (196)      (16)
                                                                   -----     -----     -----
Total Operating Income (Loss)....................................  $ 127     $ (87)    $  97
                                                                   -----     -----     -----
                                                                   -----     -----     -----

                                 RECENT EVENTS

     On February 28, 1994, ITT, Rayonier's then sole shareholder, distributed, as a special dividend, all of the Common Shares of Rayonier to the holders of ITT Common Stock and ITT Series N Preferred Stock (the "Distribution"). In connection with the Distribution, the Company changed its name from ITT Rayonier Incorporated to Rayonier Inc. and became a publicly traded company listed on the NYSE under the symbol "RYN". On March 1, 1994, there were approximately 29.6 million Common Shares of Rayonier outstanding.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                           SEE "SEGMENT INFORMATION."

BUSINESS CONDITIONS

     Operating results in the forest products industry are cyclical. Rayonier's recent operating results for the Timber and Wood Products segment have improved due to significantly higher selling prices and increased activity resulting from the Company's May 1992 expansion of its New Zealand operations. However, Rayonier's recent operating results for the Specialty Pulp Products segment have been adversely affected by lower selling prices and reduced shipments resulting from excess capacity in the pulp industry combined with weak domestic and international markets. As a result, sales for the Company's Specialty Pulp Products segment declined in the last three fiscal years, affecting total Company sales results. In 1992 and 1993, increasing Timber and Wood Products sales have offset the Specialty Pulp Products sales decline. During the most recent economic downturn, the Company remained profitable, except for the effect of the pre-tax restructuring charge for the Grays Harbor Complex (as defined below) of $180 million, which resulted in a net loss in 1992 of $103 million.

     Specialty Pulp Products operating results in 1993 continued to decline from prior year levels as a result of an extended period of slow economic growth and overcapacity in the industry. The Company expects that this business segment will continue to be under pressure in 1994.

     Rayonier's results continue to be heavily dependent on the pulp industry cycle, and the Company continues to look at the strategic value of its facilities in light of these market conditions. In 1992 the Company permanently closed operations at the Grays Harbor Pulp Mill and Vanillin plant and the associated Grays Harbor Paper Company (collectively referred to as the Grays Harbor Complex). The Company took a charge of $189 million ($121 million after-tax) in the year for the write-off of assets and closure costs for certain facilities; $180 million ($115 million after-tax) of this charge related to the Grays Harbor Complex.

     The Company's two remaining sulfite mills, Port Angeles, Washington, and Fernandina Beach, Florida, are currently facing severe margin pressure as a result of many factors including their age and size and possible environmental compliance costs. The mill in Port Angeles, Washington, in particular, has faced and will likely continue to face significantly higher wood costs than facilities in other parts of the country. The viability of these two particular facilities will be dependent upon a resurgence of economic growth in Rayonier's markets and, for the Port Angeles mill, the return of Northwest wood costs to a more competitive level. If the resurgence in economic growth is delayed, and, in the case of Port Angeles, raw material wood costs do not become more competitive, the Company may be faced with considering other alternatives relative to these facilities. Potential options include sale of the facilities, a restructuring of the operations to make alternative products, temporary mothball of the facilities, joint-venture arrangements or possible closure and termination of operations. The net plant and equipment invested in the Port Angeles and Fernandina pulp facilities was $101 million and $142 million, respectively, at December 31, 1993.

     The Company's repositioning of strategic assets into timber and wood markets, such as the expansion of its New Zealand timber and wood based operations, and its significant timberland holdings, have allowed it to moderate the effect of the pulp cycle and, except for the significant write-off of the Grays Harbor Complex in 1992, report profitable results for the last three fiscal years.

    RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1993 COMPARED WITH
                        THE YEAR ENDED DECEMBER 31, 1992

SALES AND OPERATING INCOME

     Sales of $936 million for the year ended December 31, 1993 were $38 million (4 percent) lower than the comparable period of 1992. Operating income of $127 million for the year ended December 31, 1993 increased $214 million over the comparable 1992 period.

Timber and Wood Products

     Sales for the Timber and Wood Products segment were $516 million, an increase of $73 million (16 percent) over 1992 sales due to significantly higher selling prices and increased activity resulting from the Company's May 1992 major expansion of its New Zealand operations, partially offset by lower North American log and stumpage volume. Prices were substantially higher for stumpage, logs and lumber products due to supply shortages caused by environmental restrictions and litigation in the Northwest U.S., wet weather conditions in the Southeast U.S. in the first quarter, and concerns over the availability of timber and lumber supplies worldwide. Sales in 1993 were adversely affected by lower timber harvest volumes in the Northwest as a result of customers delaying stumpage harvesting due to previously contracted prices outpacing end use export log values. Sales in 1992 included $17 million in timberland parcel sales in the Northwest with no comparable sales during 1993.

     Timber and Wood Products operating income improved $44 million (44 percent) to $144 million, reflecting significantly improved stumpage, log and lumber prices and expanded New Zealand operations. The 1992 operating income included $16 million from the Northwest timberland parcel sales. Other operating expenses in 1992 included several charges for contract settlements and reserves.

Specialty Pulp Products

     Sales for the Specialty Pulp Products segment were $462 million, declining $63 million (12 percent) from the prior period. The decrease primarily reflects lower selling prices and reduced volume resulting from excess capacity in the pulp industry combined with weak domestic and international markets.

     Operating income for Specialty Pulp Products decreased $20 million to an operating loss of $4 million, reflecting lower pulp prices, lower sales volume, temporary market related downtime costs and higher pulpwood costs.

Dispositions

     The Dispositions segment includes the results of the Grays Harbor Complex which was closed in 1992, and other miscellaneous operations that are being held for disposition. These operations had no sales in 1993 versus sales of $40 million in 1992. Operating losses of this segment were $3 million in 1993, representing a provision for disposition of other miscellaneous operations. Operating losses of the Dispositions segment were $196 million in 1992 which included a provision for dispositions of $189 million related to the closure of the Grays Harbor Complex and other miscellaneous facilities. A portion of the Grays Harbor Complex assets were sold in August 1993 for cash and notes. See "Business -- Dispositions/Discontinued Operations." The Company is still completing demolition, personnel termination, environmental remediation and other closure programs.

OTHER ITEMS

     Commission expenses for the year ended December 31, 1993 decreased $12 million from the prior year, as 1992 included external commissions incurred under a sales agency agreement with ITT Foreign Sales Corporation ("FSC"). Effective January 1, 1993, ITT transferred ownership of FSC to Rayonier.

     Equity in the net loss of Grays Harbor Paper Company decreased $3 million from the prior year as this joint venture company ceased operations in late 1992. See "Business -- Dispositions/Discontinued Operations."

     Interest expense increased $2 million from the prior year reflecting higher debt levels resulting from the May 1992 New Zealand timber rights acquisition.

INCOME TAXES

     The provision for income taxes was adversely impacted by the effects of tax reform legislation enacted August 10, 1993. This legislation increased the corporate income tax rate from 34 percent to

35 percent retroactive to January 1, 1993 and eliminated tax benefits related to log exports for foreign sales corporations effective in the third quarter. The provision for income taxes includes a charge of $2 million as a result of the remeasurement of the Company's deferred tax liability for the 1 percent increase in the corporate income tax rate. In total, the 1993 tax reform legislation negatively impacted results by approximately $3 million.

NET INCOME

     Net income in 1993 was $52 million compared to a net loss of $103 million in 1992. As noted above, the 1992 net loss includes commission expenses of $12 million, pretax ($8 million after-tax) incurred under a sales agency agreement with FSC and $190 million, pretax ($123 million after-tax)of operating losses, equity losses and closure provision relating to the Grays Harbor Complex. In addition, in 1992 the Company recorded an after-tax charge of $22 million to reflect the cumulative effect of accounting changes for the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits." Excluding the cumulative effect of accounting changes, the FSC commission expense and the effect of the Grays Harbor Complex related expenses recorded in 1992, net income of $52 million in 1993 increased $3 million or 6 percent over last year's comparable net income of $49 million.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flow from operating activities for 1993 amounted to $129 million, an increase of $5 million from the prior year. Cash from operating activities and an increase in debt of $95 million were mainly used for capital expenditures of $72 million, cash dividends to ITT of $122 million, environmental remediation and other corrective action programs at Rayonier's wholly owned subsidiary, Southern Wood Piedmont Company ("SWP"), and various closure costs of units held for disposition of $28 million.

     The Company's EBITDA, defined as earnings (income) from continuing operations (before the cumulative effect of accounting changes and any provision for dispositions) before income taxes, interest expense and depreciation, depletion and amortization, for 1993 amounted to $187 million, increasing $31 million from the prior year, due to the higher pre-tax income reported in 1993.

     The forest products industry requires substantial annual capital expenditures to maintain production facilities at peak operating efficiency and to comply with environmental standards. See "-- Environmental Regulation."

     As of December 31, 1993, the Company had negative working capital of $39 million as compared to working capital of $7 million at December 31, 1992. Bank loans and current maturities of long-term debt increased $80 million, primarily to fund a $90 million dividend to ITT and a portion of intercompany settlements of $21 million related to the Distribution. (The impact on income for additional debt of $111 million will be approximately $8 million ($5 million, after-tax) on an annual basis, assuming an average incremental borrowing rate of 7.7 percent.) The Company's current assets also increased in several categories, including accounts receivable by $8 million and prepaid timber stumpage by $15 million. The Company is working with its lenders on a program to refinance a portion of its short-term debt with long-term funding sufficient to return to a positive working capital position. The Company expects to complete this program in the second quarter of 1994.

     Under a lease to the Company of its Baxley, Georgia sawmill entered into in 1985, the trustee on behalf of the lessor and the loan participant has the right to require the Company to purchase the sawmill for approximately $8.4 million because ITT has ceased to own a majority of the Company's voting stock.

     As a result of ITT's decision to make the Distribution, Rayonier's senior debt ratings were placed under review. Moody's Investor Service confirmed the Company's rating at Baa2 and Standard & Poor's Corporation ("S&P") lowered the Company's rating from A+ to BBB. The earlier S&P rating had carried with it an implied support from ITT (although ITT did not have any legally enforceable obligations with respect to Rayonier's debt). It is expected that some of the Company's borrowing costs may rise as a result of the Distribution, but the increased interest expense, if any, is not expected to be material.

     The Company has established a $174 million medium-term note program. Such notes may be due nine months or more from the date of issue and will be pari passu with the Debentures. No assurance can be made as to the amount or timing of any offerings or sales under the program.

ENVIRONMENTAL REGULATION

     The Company has become subject to increasingly stringent environmental laws and regulations concerning air emission, water discharges and waste disposal which, in the opinion of management, will require substantial expenditures over the next ten years. During 1993, 1992, 1991 and 1990 the Company spent approximately $3 million, $25 million, $43 million and $15 million, respectively, for capital projects related to environmental compliance for its continuing operations. The Company expects to spend approximately $4 million on such projects for its continuing operations for the two-year period 1994-1995. However, recently proposed Federal environmental regulations governing air and water discharges may require further expenditures and, if finally enacted in their proposed form, would prevent Rayonier from meeting certain product quality specifications for substantially all of its chemical cellulose products and in other cases will increase the cost of making its products. Sales of the Company's chemical cellulose products accounted for approximately 30 percent of the Company's total 1993 sales. While these regulations may have a material effect on the Company's operations if not changed, it will not be possible for the Company to determine the nature or costs of such effect until the regulations are issued in final form. The Company recently developed initial order of magnitude estimates of the costs of complying with these regulations if they are modified to remove the technological bases that would prevent Rayonier from manufacturing some of its products. These estimates indicate that with incremental capital expenditures of approximately $95 million at Jesup, $55 million at Fernandina Beach and $40 million at Port Angeles, the Company could continue to manufacture its current product line. Such expenditures would most likely be incurred over several years and not commence before 1995. Rayonier, however, will continue to argue, both individually and through the industry trade association, for modifying the proposed operating guidelines further to eliminate errors it believes the agency has made and Rayonier will continue to explore new and revised operating and technical process alternatives in lieu of spending such funds. Rayonier cannot predict, however, whether these efforts will be successful.

     Over the past three years, the harvest of timber from private lands in the State of Washington has been restricted as a result of the listing of the northern spotted owl as a threatened species under the Endangered Species Act ("ESA"). These restrictions have caused RTLP to restructure and reschedule some of its harvest plans. The U.S. Fish and Wildlife Service ("FWS") is developing a proposed rule under the ESA to redefine protective measures for the northern spotted owl on private lands. This proposed rule, as currently drafted, would reduce the harvest restrictions on private lands except within specified special emphasis areas, where restrictions would be increased. One proposed special emphasis area is on the Olympic Peninsula, where a significant portion of RTLP's Washington timberlands is located. The new rule may also include guidelines for the protection of the marbled murrelet, also recently listed as a threatened species. Separately, the State of Washington Forest Practices Board is in the process of adopting new harvest regulations to protect the northern spotted owl and the marbled murrelet. The State Department of Natural Resources draft of this rule also provides for a special emphasis area to protect the northern spotted owl on the Olympic Peninsula, which would increase harvest restrictions on the Company's lands. The Company is unable at this time to predict the form in which the Federal or state rules will eventually be adopted. However, if either rule is adopted in the form proposed by the respective agencies, the result will be some reduction in the volume of Company timber available for harvest.

                                    BUSINESS

GENERAL

     Rayonier is a leading international forest products company primarily engaged in the trading, merchandising and manufacture of logs, timber and wood products, and in the production and sale of high value added specialty pulps. In 1993, timber and wood products accounted for 51 percent of sales and pulp products accounted for 49 percent of sales. With customers in over 60 countries, more than half of Rayonier's 1993 sales of $936 million were shipped to customers outside of the United States, with Asian and Western European customers representing 36 percent and 12 percent of total sales in 1993, respectively. No single customer accounts for more than 8 percent of total sales.

     Rayonier owns, leases or controls approximately 1.5 million acres of timberland in the United States and New Zealand. In addition, Rayonier operates three pulp mills and two lumber manufacturing facilities in the United States.

     Rayonier traces its origin to the founding of Rainier Pulp and Paper Company in Shelton, Washington, in 1926. With the consolidation of several pulp companies in 1937, the Company became "Rayonier Incorporated", a corporation whose stock was publicly traded on the NYSE until Rayonier became a wholly owned subsidiary of ITT in 1968. On February 28, 1994, Rayonier again became an independent company when ITT distributed all of the Common Shares of Rayonier to ITT stockholders. Rayonier shares are publicly traded on the NYSE under the symbol "RYN". See "Recent Events."

TIMBER AND WOOD PRODUCTS

     Rayonier owns, buys and harvests timber stumpage, and purchases delivered logs, in North America and New Zealand for subsequent sale into export markets (primarily to Japan, Korea and China), as well as to domestic lumber and pulp mills. Rayonier also produces dimension and specialty lumber products for residential construction and industrial uses.

     Rayonier participates in the worldwide timber and wood products business in three specific ways:

     Log Trading and Merchandising -- The Company harvests logs from Company owned parcels and from third party parcels on which the Company has acquired cutting rights and purchases logs on the open market. The Company subsequently packages and sells these logs throughout the world.

     Timberlands Management and Stumpage (Standing Timber) Sales -- The Company manages owned, leased and otherwise controlled timber properties and, after scientifically growing and nurturing the trees to their economic peak, sells the cutting rights to the timber on these properties at market prices through auction or negotiation. See "-- Rayonier Timberlands, L.P."

     Wood Products Sales -- The Company manufactures and sells lumber products for construction and other uses both domestically and in international markets.

Log Trading and Merchandising

     Rayonier is a leading supplier and exporter of softwood logs. Rayonier buys and harvests timber stumpage principally in Northwest North America from third parties as well as from Company sources on an arm's-length basis, competitively auctioned or negotiated. The Company also purchases, merchandises and sells purchased logs from New Zealand, both domestically in New Zealand as well as in export markets. The sale of logs accounted for approximately 71 percent of the Timber and Wood Products segment's sales in 1993. In 1993, 64 percent of New Zealand's sales came from Company-managed timberlands. In North America 8 percent was directly sourced from Rayonier timberlands with an additional 2 percent purchased as logs from local dealers who had, in turn, purchased their cutting rights from the Company's timberland stumpage sales.

     The logs harvested and purchased are sold into export markets (primarily to Japan, Korea and China), as well as to pulp and lumber mills in domestic markets. The Company also trades Canadian and

Russian timber. During 1993, approximately 83 percent of the revenues Rayonier derived from the sale of logs were from logs sold to export markets.

Timberlands Management and Stumpage (Standing Timber) Sales

     Rayonier manages timberlands, scientifically growing and nurturing tree stands until their economic peak for specific markets. As of December 31, 1993, Rayonier managed approximately 1.5 million acres of timberlands, with approximately 863,000 acres or 58 percent located in the Southeastern United States, approximately 379,000 acres or 25 percent located in the Pacific Northwest (See "-- Rayonier Timberlands, L.P.") and approximately 253,000 acres or 17 percent located in New Zealand.

     The Company is organized to regularly sell timber stumpage in North America through auction processes predominately to third parties. By requiring the Company's other business sectors (e.g., Specialty Pulp Products and Log Trading and Merchandising) to competitively bid on the stumpage, the Company believes it can maximize the true economic return on its investment.

     Also key to the success of the Company's management of timberlands has been the extensive application of Rayonier's silvicultural expertise to species selection for plantations, soil preparation, thinning of timber stands, pruning of selected species and careful timing of harvest, all designed to maximize growth and forest yields while responding to environmental needs. The average rotation age for timber destined for export markets from the Northwestern United States is 50 years (primarily hemlock and Douglas fir species). The average rotation age for timber from the Southeastern United States is 25 years for timber sold to sawmills and 20 years for pulp wood destined for pulp and paper mills. The Company manages its timberlands on a sustainable yield basis in conformity with forest industry practices. Management of the Company's forest resources includes the annual planting of millions of genetically improved seedlings developed at Rayonier or cooperative nurseries.

     The 863,000 acres of Southeastern timberlands are located primarily in Georgia and Florida. Their proximity to a large number of pulp, paper and lumber mills results in significant competition for the purchase of Rayonier's timber. Approximately 726,000 acres are owned in fee and 137,000 acres are held under long-term leases. The Southeastern timberlands include approximately 554,000 acres of pine plantations, 290,000 acres of hardwood lands and 19,000 non-forest acres (representing main line and access roads and other acreage not suitable for forest development). Approximately 60 percent of the timber harvest is pulpwood, which is destined for pulp mills, with the remaining 40 percent being higher value sawlogs, which are sold to sawmills. Over the last five years the Company, through advanced silvicultural practices, has been able to increase the amount of timber volume per acre available for harvest from its Southeastern timberlands by approximately 2-3 percent per year and expects this trend to continue.

     The 379,000 acres of the Company's Northwestern timberlands are located primarily on the Olympic Peninsula in Washington state, are all owned in fee and consist almost entirely of second-growth trees. The dramatic reduction of Northwest federal timber supply due to a shift to preservationist management has significantly increased demand on all alternative private timber supply, including that of the Company. These timberlands include approximately 322,000 acres of softwood stands, approximately 70 percent of which is hemlock and 30 percent Douglas fir, western red cedar and white fir. The Northwestern timberlands also include approximately 19,000 acres of hardwood timber stands, consisting principally of alder and maple. The remaining 38,000 acres are classified as non-forest lands.

     On May 15, 1992, Rayonier, through its wholly owned New Zealand subsidiary, purchased for approximately $197 million from the New Zealand government forest assets consisting primarily of Crown Forest licenses providing the right to utilize approximately 250,000 acres of New Zealand plantation forests for a minimum period of 35 years. Most of these timberlands consist of radiata pine trees, with a planting-to-harvesting time of approximately 27 years, well-suited for the highest quality lumber and panel products. These trees typically produce up to twice as much fiber per acre, per year as the most productive commercial tree species in the United States. Rayonier intends to grow and harvest the New Zealand timber for both domestic New Zealand uses and for export primarily to Pacific Rim markets. The

Company believes the acquisition was an important strategic initiative in that it increased Rayonier's assets employed in the Timber and Wood Products segment from 29 percent to 40 percent of total assets from 1991 to 1992, further reducing the effects of the Specialty Pulp Products segment's cyclicality on Rayonier's earnings and cash flows because of the more stable characteristics of the timber stumpage business.

Wood Products Sales

     Rayonier's two Georgia lumber mills located at Baxley and Swainsboro convert southern yellow pine timber into dimension and specialty lumber products for residential construction and industrial uses. The Baxley mill utilizes modern and technologically advanced equipment, including computer and laser technology. The other lumber mill (an integrated complex located at Swainsboro and Lumber City, Georgia) was acquired in October 1993. The mills have a combined annual capacity of approximately 200 million board feet of lumber and an annual output of approximately 483,000 tons of wood chips for pulping. The mills sell their lumber output primarily in Southeastern markets. Their entire wood chip production, however, is shipped to Rayonier's Jesup, Georgia pulp facility and accounts for approximately 20 percent of Jesup's pine chip consumption. The sale of lumber accounted for approximately 9 percent of the Timber and Wood Products segment's sales in 1993.

     Sales of logs and lumber in the Timber and Wood Products segment are made directly by Rayonier sales personnel to customers, although sales to certain export locations are made through agents.

SPECIALTY PULP PRODUCTS

     Rayonier is a leading specialty manufacturer of chemical cellulose, often called dissolving pulp, from which customers produce a wide variety of products, principally textile, industrial and filtration fibers, plastics and other chemical intermediate industrial products. Rayonier believes that it is one of the world's largest manufacturers of high grade chemical cellulose. Rayonier also manufactures fluff pulps that customers use to produce diapers and other sanitary products, and specialty paper pulps used in the manufacture of products such as filters and decorative laminates.

     Rayonier manufactures its specialty pulp products to customers' specifications. Approximately half of Rayonier's pulp sales are to export customers, with the more important overseas markets being Western Europe (23 percent of sales) and Japan (12 percent of sales). Over 90 percent of specialty pulp products sales are made directly by Rayonier sales personnel. In certain of the Company's export locations, sales are made with the aid of agents.

     Rayonier manufactures more than 25 different grades of pulp. The Company owns and operates three wood pulp mills which have an aggregate annual capacity of approximately 826,000 metric tons. Rayonier's wood pulp production facilities are able to manufacture a broad mix of products to meet customers' needs. The Company owns wood pulp production facilities in Jesup, Georgia; Fernandina Beach, Florida; and Port Angeles, Washington. The Jesup facility, a kraft mill that began operations in 1954 and was subsequently significantly expanded and modernized, today accounts for approximately 530,000 metric tons of annual wood pulp production capacity, or 64 percent of Rayonier's current total. The Fernandina Beach facility began operations in 1939 and accounts for approximately 146,000 metric tons of annual wood pulp production capacity, or 18 percent of Rayonier's current total. The Port Angeles facility began operations in 1929 and accounts for approximately 150,000 metric tons of annual wood pulp production capacity, or 18 percent of Rayonier's current total.

Pulp Pricing

     Rayonier believes pulp industry prices are currently at or near a cyclical low. On an inflation adjusted basis such prices are at or below historical lows. However, while Rayonier's pricing has been adversely impacted, the Company's higher value pulps are significantly less cyclical than commodity paper pulp.

     Because Rayonier is a non-integrated market pulp producer, its high value product mix pricing trends tend to lag (on both the upturn and downturn) pulp and paper industry trends which are dominated by paper, paperboard and newsprint products. Over the past ten to twelve years, compared to commodity paper pulp prices, the Company's price trends for fluff grades have lagged by one to two quarters and for chemical cellulose by three to four quarters.

FOREIGN SALES AND OPERATIONS

     Rayonier relies on foreign markets for its pulp and timber products, with approximately 50 percent of its sales going to foreign customers during the past five years. In 1993, Asian markets accounted for 30 percent of U.S. sales and Western Europe 12 percent. Exports, primarily to Asian markets, also accounted for 78 percent of Rayonier's New Zealand sales. The Company is therefore reasonably dependent upon strong economic growth in all international markets as well as in the United States. With alternate markets in Latin America and the Middle East, however, the Company has been able to spread its geographical risk when specific markets have entered economic recessions.

     In recent years, substantially all of Rayonier's operating activities have been in the United States. In May 1992, the Company purchased timber rights in New Zealand, significantly increasing its overseas assets. Overseas assets amounted to 15 percent of total assets as of the end of 1993, and Rayonier's sales from non-U.S. sources in 1993 were 10 percent of total sales.

     The following tables summarize the sales, operating income and identifiable assets of the Company by geographical operating area for the three years ended December 31, 1993 (in millions of dollars):

                                                  OPERATING INCOME
                                SALES                  (LOSS)             IDENTIFIABLE ASSETS
                          ------------------     ------------------     ------------------------
                          1993   1992   1991     1993   1992   1991      1993     1992     1991
                          ----   ----   ----     ----   ----   ----     ------   ------   ------
United States............ $839   $944   $968     $103   $(89)  $ 99     $1,248   $1,271   $1,367
New Zealand..............   93     30     11       27      5      1        226      205        5
All other................    4     --     --       (3)    (3)    (3)         1       --       --
                          ----   ----   ----     ----   ----   ----     ------   ------   ------
          Total.......... $936   $974   $979     $127   $(87)  $ 97     $1,475   $1,476   $1,372
                          ----   ----   ----     ----   ----   ----     ------   ------   ------
                          ----   ----   ----     ----   ----   ----     ------   ------   ------

DISPOSITIONS/DISCONTINUED OPERATIONS

     Dispositions/Discontinued Operations includes units and site facilities no longer considered integral to Rayonier's business strategy. This segment includes operations of SWP, the Grays Harbor Complex and other miscellaneous operations held for disposition.

     Management made a determination effective December 31, 1986 to phase out and discontinue SWP, its treated wood and preserving business subsidiary, establishing an after-tax provision for its discontinuation. Increases to the after-tax provision were recorded in 1988 and 1990, primarily as a result of revisions in Rayonier's estimate of environmental costs for closure, post-closure, and corrective action programs at SWP.

     Rayonier is currently actively involved in implementing cleanup and closure programs for SWP in compliance with the Resource Conservation and Recovery Act ("RCRA") and is in negotiations with Federal and state environmental agencies on such programs. The costs of the corrective action and closure programs at SWP's nine primary manufacturing locations are affected by many factors, which has led to increases in the reserves for such programs in the past, and may result in increases in the future, as the effectiveness of the existing cleanup programs is measured against applicable standards. Expenditures for such programs will also depend on new laws, regulations and administrative interpretations, governmental responses to programs proposed by Rayonier and changes in environmental control technology. Although considerable progress on cleanup was made by year-end 1993, in particular at three of SWP's nine locations where the installation of corrective action facilities has been completed, there is still uncertainty as to the timing and amount of expenditures beyond 1993 at these sites and the extent and timing for completing programs at all sites.

     In 1992, Rayonier provided $180 million, pre-tax, for the loss on disposal of assets along with the costs for severance, demolition and other close down items associated with the disposition of the Grays Harbor Complex. In August 1993, a portion of the Grays Harbor Complex was sold for cash and notes. The Company is still completing demolition, personnel termination, environmental remediation and other closure programs.

     As of December 31, 1993 the Company had $76 million reserved for discontinued operations and units held for disposition. Subject to the uncertainties discussed above, the Company believes that its reserves established to divest or close all of these business activities are adequate. The Company further believes that future changes in estimates, if necessary, will not materially affect the financial condition of the Company.

RAYONIER TIMBERLANDS, L.P.

     In the United States, Rayonier manages timberlands and sells timber stumpage directly through RTLP, a publicly traded master limited partnership. Rayonier and RFR, a wholly owned subsidiary, are the general partners of RTLP. Rayonier also owns 74.7 percent of the Class A Limited Partnership Units, the remaining 25.3 percent being publicly held. Class A Units participate principally in the revenues, expenses and cash flow associated with RTLP's sales of timber through December 31, 2000 and to a significantly lesser extent in subsequent periods. RTLP's sales of timber after that date as well as cash flow associated with land management activities before and after that date are principally allocable to the Class B Limited Partnership Units, all of which have been retained by Rayonier. RTLP, through Rayonier Timberlands Operating Company, L.P., owns, leases and manages timberlands in the Southeastern and Northwestern United States previously owned or leased by Rayonier, sells timber stumpage from such timberlands and from time to time purchases and sells timberlands. RTLP's timberlands provide a major source of wood used in Rayonier's other businesses. Since RTLP is majority owned by the Company, RTLP is included in the Company's consolidated financial statements as a consolidated entity. The Company's investment in RTLP as of December 31, 1993 was $219 million, on the basis of historical cost.

ENVIRONMENTAL MATTERS

     Rayonier's current and future operations are closely linked with the environment. Timber regeneration, wildlife protection, recycling and waste reduction, energy conservation and compliance with increasingly stringent environmental standards are significant factors affecting operations. As a result, Rayonier closely monitors all of its environmental responsibilities, together with trends in environmental laws.

     Historically, Rayonier has invested substantial capital in order to comply with Federal, state and local environmental laws and regulations. During 1993, 1992, 1991 and 1990, capital expenditures attributable to environmental compliance amounted to $3 million, $25 million, $43 million and $15 million, respectively. By making the anticipated expenditures for its ongoing pollution abatement program, Rayonier believes that it will continue to meet the environmental standards now applicable to its various facilities. Failure to meet applicable pollution control standards could result in interruption or suspension of operations of the affected facilities, or could require additional capital expenditures at these facilities in the future.

     Rayonier believes that the Clean Air Act Amendments of 1990 (the "CAAA") will require substantial capital expenditures by the pulp and paper industry over the next ten years. In particular, regulations recently proposed by the U.S. Environmental Protection Agency (the "EPA") would require incineration of volatile pulp mill emissions and scrubbing of similar emissions from bleach plants. While Rayonier has some of the technology to meet these proposed regulations in place, it believes that certain parts of this proposal are not based on sound technology and are outside the authority of the law that the EPA seeks to apply. During the regulatory comment period, Rayonier expects to file comments with the EPA documenting this position and seeking to have the EPA modify these proposed regulations.

     Rayonier believes that many provisions of these proposed regulations, if adopted in their current form, would also require substantial modifications in the operations of most mills within the industry. Other provisions of the CAAA will require more stringent monitoring of mill emissions than has previously been required in order to demonstrate compliance with air permits to be issued under Title V of the CAAA. These permits will apply emission limitations on a facility-wide basis to each of Rayonier's mill operations.

     The EPA is also revising effluent guidelines applicable to pulp and paper facilities under the Clean Water Act (the "CWA"). The proposed regulations, which are designed to reduce or eliminate the discharge of chlorinated organics, are, in some cases, based on technological requirements which would prevent Rayonier from meeting certain product quality specifications for substantially all of its chemical cellulose products and in other cases will increase the cost of making its products. Sales of the Company's chemical cellulose products accounted for approximately 30 percent of the Company's total 1993 sales. Rayonier expects to file comments with the EPA during the CWA regulatory comment period to challenge the technical and legal bases of these proposed regulations and to seek to have the proposals modified by the EPA.

     These proposed regulations would also require a large reduction in the discharge of conventional pollutants from dissolving sulfite mills (Rayonier's Port Angeles, Washington and Fernandina Beach, Florida mills are dissolving sulfite mills). Rayonier expects to submit comments challenging the technical and legal bases for the proposed regulations.

     The proposed regulations under the CAAA and CWA are scheduled to be promulgated in final form by late 1995, and compliance must be achieved within three years thereafter. Although these regulations, if not changed, may have a material effect on Rayonier's operations, it will not be possible for Rayonier to determine the nature or costs of such effect until the regulations are issued in final form. The Company recently developed initial order of magnitude estimates of the costs of complying with these regulations if they are modified to remove the technological bases that would prevent Rayonier from manufacturing some of its products. These estimates indicate that with incremental capital expenditures of approximately $95 million at Jesup, $55 million at Fernandina Beach and $40 million at Port Angeles, the Company could continue to manufacture its current product line. Such expenditures would most likely be incurred over several years and not commence before 1995. Rayonier, however, will continue to argue, both individually and through the industry trade association, for modifying the EPA's proposed operating guidelines further to eliminate errors it believes the agency has made and Rayonier will continue to explore new and revised operating and technical process alternatives in lieu of spending such funds. Rayonier cannot predict, however, whether these efforts will be successful.

     Over the past three years, the harvest of timber from private lands in the State of Washington has been restricted as a result of the listing of the northern spotted owl as a threatened species under the ESA. These restrictions have caused RTLP to restructure and reschedule some of its harvest plans. The FWS is developing a proposed rule under the ESA to redefine protective measures for the northern spotted owl on private lands. This proposed rule, as currently drafted, would reduce the harvest restrictions on private lands except within specified special emphasis areas, where restrictions would be increased. One proposed special emphasis area is on the Olympic Peninsula, where a significant portion of RTLP's Washington timberlands is located. The new rule may also include guidelines for the protection of the marbled murrelet, also recently listed as a threatened species. Separately, the State of Washington Forest Practices Board is in the process of adopting new harvest regulations to protect the northern spotted owl and the marbled murrelet. The State Department of Natural Resources draft of this rule also provides for a special emphasis area to protect the northern spotted owl on the Olympic Peninsula, which would increase harvest restrictions on the Company's lands. The Company is unable at this time to predict the form in which the Federal or state rules will eventually be adopted. However, if either rule is adopted in the form proposed by the respective agencies, the result will be some reduction in the volume of Company timber available for harvest.

LEGAL PROCEEDINGS

     The Company and its wholly owned subsidiary, SWP, are named defendants in six cases arising out of former wood preserving operations at SWP's plant located in Augusta, Georgia. In general, these cases, five pending in the U.S. District Court for the Southern District of Georgia and one pending in the Superior Court of Richmond County, Georgia, seek recovery for property damage and personal injury or medical monitoring costs based on the alleged exposure to toxic chemicals used by SWP in its former operations. One case, Ernest Jordan v. Southern Wood Piedmont Co., et al., seeks certification as a class action and damages in the amount of $700 million. Counsel for the Company believes that the Company has meritorious defenses in all these cases. Several previous lawsuits related to the Augusta facility have been settled for amounts not material to the Company.

     Rayonier has been named as a "Potentially Responsible Party" ("PRP") or is a defendant in actions being brought by a PRP in five proceedings instituted by the EPA under the Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") or by state agencies under comparable state statutes. In three of these proceedings, Rayonier is presently considered a "de minimis" participant. In one proceeding, the Company is not a "de minimis" participant because of the limited number of PRP's, and the Company believes that its share of liability for total cleanup costs (currently estimated to be between $30 million and $39 million) will be less than 9 percent of the total. In another proceeding, the Company is not a "de minimis" participant based on an analysis of the volume and type of waste that the Company is alleged to have disposed of at the site, and the Company believes that its share of liability for total cleanup costs (currently estimated to be between $25 million and $32 million) will be less than 1.75 percent of the total. In each case, Rayonier has established reserves for its estimated liability. Rayonier has also received requests for information from the EPA in connection with two other CERCLA sites, but the Company does not currently know to what extent, if at all, liability under CERCLA will be asserted against Rayonier with respect to either site.

     There are various other lawsuits pending against or affecting Rayonier and its subsidiaries, some of which involve claims for substantial amounts. The ultimate liability with respect to all actions pending against Rayonier and its subsidiaries is not considered material in relation to the consolidated financial condition of Rayonier and its subsidiaries.

EMPLOYEE RELATIONS

     Rayonier currently employs approximately 2,600 people. Of this number, approximately 2,500 are employees in the United States, of whom 60 percent are represented by labor unions. Most hourly employees are represented by labor unions. Generally, labor relations have been maintained in a normal and satisfactory manner.

     The ten labor unions within Rayonier represent approximately 1,500 employees at the three pulp mills and at the Rayonier Research Center. Bargaining activity in 1993 resulted in a three-year extension of the Port Angeles pulp mill's two labor agreements. The Fernandina Beach pulp mill (approximately 300 covered employees) and the Rayonier Research Center (approximately 25 covered employees) contracts will expire on April 30, 1994 and August 31, 1994, respectively. During 1995, labor contracts of Rayonier's Jesup mill will expire, covering approximately 875 employees.

     Rayonier has in effect various plans which extend to its employees and retirees certain group medical, dental and life insurance coverage, pension, and other benefits. The cost of such benefit plans is borne primarily by Rayonier, with the exception of health care, for which employees are responsible for approximately 20 percent of premium costs.

                         DESCRIPTION OF THE DEBENTURES

     The following description of the particular terms of the Debentures supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

     The Debentures will be issued under an indenture dated as of April 1, 1994 (the "Indenture") between the Company and Chemical Bank (the "Trustee").

     The Debentures will be limited to $100,000,000 aggregate principal amount
and will mature on             ,      . Each Debenture will bear interest from
            , 1994, or from the most recent interest payment date to which
interest has been paid, at the rate of      % per annum, payable semiannually on
            and             , commencing on             , 1994, to the person in
whose name such Debenture is registered at the close of business on the
preceding             and             , respectively.

     The Indenture permits defeasance of the Debentures upon satisfaction of the conditions described under "Description of the Debt Securities -- Defeasance of Debt Securities and Certain Covenants" in the accompanying Prospectus.

GLOBAL SECURITY

     Upon issuance, the Debentures will be represented by a single global security (the "Global Security") which will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary.

     Upon the issuance of the Global Security, the Depositary or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debentures represented by the Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the Underwriters. Ownership of beneficial interests in the Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depositary, or its nominee, is the registered owner of the Global Security, the Depositary or the nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have any of the individual Debentures represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debentures in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of principal of (and premium, if any) and interest on individual Debentures represented by the Global Security registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. None of the Company, the Trustee, any Paying Agent, or the Securities Registrar for such Debentures will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that, upon receipt of any payment of principal, premium or interest in respect of the Global Security, the Depositary immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the Global Security as shown on the records of the Depositary. Payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such Participants.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debentures in exchange for the Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any Debentures represented by one or more Global Securities and, in such event, will issue individual Debentures in exchange for the Global Security. Further, if the Company so specifies with respect to the Debentures, an owner of a beneficial interest in the Global Security may, on terms acceptable to the Company, the Trustee and the Depositary, receive individual Debentures in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of individual Debentures equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Individual Debentures of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

     Except as provided above, owners of beneficial interests in the Global Security will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in the Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of such securities under the Indenture. The Depositary may grant proxies and otherwise authorize Participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in the Global Security desires to give or take any action to which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevent beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Debentures set forth opposite its name below:

                                                                       PRINCIPAL AMOUNT
                                    NAME                                OF DEBENTURES
        -------------------------------------------------------------  ----------------
        Salomon Brothers Inc.........................................
        BT Securities Corporation....................................
        Morgan Stanley & Co. Incorporated............................
                                                                       ----------------
             Total...................................................    $
                                                                       ----------------
                                                                       ----------------

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the Debentures are subject to certain conditions precedent, that the Underwriting Agreement may be terminated under certain circumstances, and that the Underwriters will be obligated to purchase all of the Debentures if any are purchased.

     The Company has been advised by the Underwriters that the Underwriters propose initially to offer the Debentures to the public at the respective public offering prices set forth on the cover page of this Prospectus Supplement, and
to certain dealers at such prices less a concession of not more than   % of the
principal amount with respect to the Debentures. The Underwriters may allow and
such dealers may reallow a concession of not more than   % of the principal
amount of the Debentures to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the Underwriters may be required to make in respect thereof.

     The Underwriters have provided and may in the future provide investment banking or other financial services to the Company and its affiliates in the ordinary course of business, for which they have received and may in the future receive customary fees. Banker's Trust Company, an affiliate of BT Securities Corporation, one of the Underwriters, acts as trustee under one of the Company's indentures, acts as trustee under the Company's salaried employees savings plan and as investment manager for certain funds under such plan, and acts as depositary for funds of, makes loans to, and performs other services for, the Company and its subsidiaries in the normal course of business.

     As indicated on the cover page hereof, the Company has applied for the listing of the Debentures on the NYSE. In addition, the Company has been advised by the Underwriters that they presently intend to make a market in the Debentures, as permitted by applicable laws and regulations. However, such market-making may be discontinued at any time and, accordingly, no assurance can be given as to the market for, or the liquidity of, the Debentures.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE DEBENTURES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND/OR THE PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

- -------------------------------------------------------------

          TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT

                                       PAGE
                                       -----
Rayonier Inc.........................   S-2
Use of Proceeds......................   S-4
Capitalization.......................   S-4
Summary of Historical Financial and
  Operating Data.....................   S-5
Segment Information..................   S-7
Recent Events........................   S-7
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................   S-8
Business.............................  S-12
Description of the Debentures........  S-19
Underwriting.........................  S-21

                PROSPECTUS
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
Rayonier Inc. .......................     3
Use of Proceeds......................     4
Ratio of Earnings to Fixed Charges...     4
Description of the Debt Securities...     5
Plan of Distribution.................    13
Legal Matters........................    14
Experts..............................    14


$100,000,000


RAYONIER INC.



%    DEBENTURES DUE





SALOMON BROTHERS INC


BT SECURITIES CORPORATION


MORGAN STANLEY & CO.
  INCORPORATED





PROSPECTUS SUPPLEMENT

DATED       , 1994

            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH   , 1994

                                  $174,000,000

                                 RAYONIER INC.
                           SERIES B MEDIUM-TERM NOTES
                    DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

    The Company may offer from time to time its Series B Medium-Term Notes, due 9 months or more from the date of issue (the "Notes"), as selected by the purchaser and agreed to by the Company, at an aggregate initial public offering price not to exceed U.S. $174,000,000.
    The Notes will be denominated in U.S. dollars. The Notes may be issued with the principal amount thereof payable at maturity, or the amount of interest payable on an interest payment date, to be determined by reference to an index (e.g., currencies, composite currencies, commodities or financial or non-financial indices) ("Indexed Notes"), as specified in the applicable Pricing Supplement. The index (if any), interest rate (if any), issue price and maturity date of any Note will be set forth in a pricing supplement (a "Pricing Supplement") to this Prospectus Supplement. Notes may also be issued as Amortizing Notes (as defined herein), as disclosed herein. See "Description of Notes."
    Unless otherwise specified in the applicable Pricing Supplement, the Notes, except Zero Coupon Notes (as defined), will bear interest at a fixed rate or rates (a "Fixed Rate Note") or at a floating rate (a "Floating Rate Note") determined by reference to the Commercial Paper Rate, the Prime Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate or such other interest rate formula as set forth in the Pricing Supplement, as adjusted by the Spread or Spread Multiplier, if any, applicable to such Notes (as such terms are defined herein). Interest rates and interest rate formulas are subject to change by the Company, but no such change will affect any Notes already issued or as to which an offer to purchase has been accepted by the Company. Unless otherwise specified in the applicable Pricing Supplement, interest on the Fixed Rate Notes will be payable on each May 15 and November 15 and at Maturity (as defined herein). Interest on the Floating Rate Notes will be payable on the dates specified therein and in the applicable Pricing Supplement. Zero Coupon Notes will not bear interest.
    Unless a redemption commencement date (a "Redemption Commencement Date") or a repayment date (a "Repayment Date") is specified in the applicable Pricing Supplement, the Notes will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date or a Repayment Date is so specified, the Notes will be redeemable at the option of the Company, or repayable at the option of the holder (the "Holder"), or both (as specified therein) at any time after such date (or for a limited period) as described herein and in the applicable Pricing Supplement.
    Unless otherwise specified in the applicable Pricing Supplement, the Notes offered hereby will be issued in global or definitive form in a minimum denomination of U.S. $1,000, and integral multiples of $1,000 in excess thereof, as specified in the applicable Pricing Supplement. If Notes are issued in global form, a global Note representing Book-Entry Notes will be registered in the name of the nominee of The Depository Trust Company, which will act as Depositary. Interests in Book-Entry Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary (with respect to participants' interests) and its participants. Except as described herein under "Description of Notes -- Book-Entry System", owners of beneficial interests in a global Note will not be considered the Holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no global Note will be exchangeable except for another global Note of like denomination and terms to be registered in the name of the Depositary or its nominee. See "Description of Notes."
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY
       PRICING SUPPLEMENT HERETO OR THE PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                            PRICE TO              AGENTS'              PROCEEDS TO
                                                            PUBLIC(1)         COMMISSIONS(2)          COMPANY(2)(3)
                                                       -----------------------------------------------------------------
Per Note...............................................          %               % -     %              % -     %
Total..................................................    $174,000,000        $         - $          $         - $

- ---------------
(1) Notes will be issued at 100% of their principal amount, unless otherwise specified in the applicable Pricing Supplement.

(2) The Company will pay the Agents a commission of from     % to     % of the
    principal amount of any Notes, depending on maturity, for sales made through them as agents of Notes with a maturity of less than 40 years; the commission to be paid by the Company to the Agents on any sale of Notes with a maturity of 40 years or more will be negotiated at the time of sale. Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to an agency sale of a Note of identical maturity, and may be resold by such Agent to investors or other purchasers at varying prices relating to prevailing market prices at the time of resale to be determined by such Agent. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933.

(3) Before deducting estimated expenses of $        payable by the Company,
    including $        of estimated expenses of the Agents to be reimbursed by
    the Company.
                            ------------------------

    Offers to purchase Notes are being solicited, on a reasonable efforts basis, from time to time by the Agents on behalf of the Company. Notes may be sold to the Agents on their own behalf at negotiated discounts. The Company may also sell Notes to an Agent acting as principal for its own account for resale to one or more investors and other purchasers at varying prices related to prevailing market prices at the time of resale or otherwise, to be determined by such Agent. The Company reserves the right to sell Notes directly on its own behalf. The Company also reserves the right to withdraw, cancel or modify the offering contemplated hereby without notice. No termination date for the offering of the Notes has been established. The Company or the Agents may reject any order as a whole or in part. The Notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the Notes. See "Supplemental Plan of Distribution."

LAZARD FRERES & CO.
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                                                            SALOMON BROTHERS INC
                            ------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH   , 1994.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Pricing Supplement, the net proceeds from the sale of the Notes will be added to the Company's general funds and will be used for general corporate purposes, including, but not limited to, additions to working capital and capital expenditures and the repayment of loans under bank credit agreements and other short-term debt. Pending such use, the net proceeds may be used to make short-term investments.

                              DESCRIPTION OF NOTES

GENERAL

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The following description of the Notes will apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

     The Notes will be issued under an Indenture dated September 1, 1992 (the "Indenture") between the Company and Bankers Trust Company, a New York banking corporation (the "Trustee"). The Notes constitute a new series for purposes of the Indenture and are limited in amount as set forth on the cover page hereof, less an amount equal to the aggregate initial offering price of any other Debt Securities (as defined in the Prospectus) issued from time to time after the date of this Prospectus Supplement. For a description of the rights attaching to different series of Debt Securities under the Indenture, see "Description of the Debt Securities" in the Prospectus.

     Unless previously redeemed, a Note will mature on a date ("Stated Maturity"), 9 months or more from its date of issue, that is specified on the face thereof and in the applicable Pricing Supplement. As used herein, the term "Market Day" means (a) with respect to any Note (other than any LIBOR Note), any Business Day, and (b) with respect to any LIBOR Note, any such Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The term "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York generally are authorized or obligated by law or executive order to close. Each Note will be denominated in U.S. dollars.

     Purchasers of the Notes are required to pay for them by delivery of the requisite amount of U.S. dollars to an Agent, unless other arrangements have been made. Payments on the Notes will be made in U.S. dollars. See "Payment of Principal and Interest".

     Each Note will be represented by either a global security (a "Global Security") registered in the name of a nominee of the Depositary (each such Note represented by a Global Security being herein referred to as a "Book-Entry Note") or a certificate issued in definitive registered form, without coupons (a "Certified Note"), as set forth in the applicable Pricing Supplement. Except as set forth under "Book-Entry System" below, Book-Entry Notes will not be issuable in certificated form. So long as the Depositary or its nominee, as the case may be, is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes. See "Book-Entry System" below.

     Certificated Notes may be presented for registration of transfer or exchange at the Corporate Trust and Agency Group of Bankers Trust Company in the Borough of Manhattan, The City of New York.

     Unless otherwise specified in the applicable Pricing Supplement, the authorized denominations of any Note will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof.

     Notes will be sold in individual issues of Notes having such interest rate or interest rate formula, if any, Stated Maturity and date of original issuance as shall be selected by the initial purchasers and agreed to by the Company. Unless otherwise indicated in the applicable Pricing Supplement, each Note will bear interest at either (i) a fixed rate (a "Fixed Rate Note"), which may be zero in the case of Notes issued at a discount from the principal amount payable at maturity thereof (a "Zero Coupon Note") or (ii) a floating rate (a "Floating Rate Note") determined by reference to the interest rate formula which may be adjusted by adding or subtracting the Spread or multiplying by the Spread Multiplier (such terms as defined in "-- Floating Rate Notes" below).

     The Notes may be issued as Original Issue Discount Notes. An Original Issue Discount Note is a Note, including any Zero Coupon Note, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the maturity thereof an amount less than the principal thereof shall become due and payable. In the event of redemption or acceleration of the maturity of an Original Issue Discount Note, the amount payable to the Holder of such Note upon such redemption or acceleration will be determined in accordance with the terms of the Note, but will be an amount less than the amount payable at the Stated Maturity of such Note. In addition, a Note issued at a discount may, for U.S. Federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of such Note. See "United States Federal Taxation" below.

     Notes may be issued from time to time as Amortizing Notes. "Amortizing Notes" are Notes for which payments of principal and interest are made in installments over the life of the Note. Interest on each Amortizing Note will be, unless otherwise specified in the applicable Pricing Supplement, computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. A table setting forth repayment information in respect of each Amortizing Note will be provided in the applicable Pricing Supplement.

     Indexed Notes may be issued with the principal amount payable at maturity, or the amount of interest payable on an interest payment date, to be determined by reference to a currency exchange rate, composite currency, commodity price or other financial or nonfinancial index as set forth in the applicable Pricing Supplement. Holders of Indexed Notes may receive a principal amount at maturity that is greater than, equal to or less than the face amount of such Notes depending upon the value at maturity of the applicable index. Information as to the methods for determining the principal amount payable at maturity or the amount of interest payable on an interest payment date, as the case may be, any currency or commodity market to which principal or interest is indexed, foreign exchange risks and certain additional tax considerations with respect to Indexed Notes will be set forth in the applicable Pricing Supplement.

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund and, unless a Redemption Commencement Date or a Repayment Date is specified in the applicable Pricing Supplement, will not be redeemable or repayable prior to their Stated Maturity. If a Redemption Commencement Date is so specified with respect to any Note, the applicable Pricing Supplement will also specify one or more redemption prices (expressed as a percentage of the principal amount of such Note) ("Redemption Price") and the redemption period or periods ("Redemption Periods") during which such Redemption Prices shall apply. Unless otherwise specified in the Pricing Supplement, any such Note shall be redeemable at the option of the Company or repayable at the option of the Holder thereof (as specified in such Pricing Supplement) at any time on or after such specified Redemption Commencement Date or Repayment Date, as the case may be, or, with respect to redeemed Notes, for a limited period (as specified in such Pricing Supplement) at the specified Redemption Price applicable to the Redemption Period during which such Note is to be redeemed, together with interest accrued to the redemption date. Notice of redemption shall be given not later than 30 days, and not earlier than 60 days, prior to the date fixed for redemption. With respect to the redemption of Global Securities, the Depositary advises that if less than all of the Notes with like tenor and terms are to be redeemed, the particular interests (in integral multiples of $1,000) in the Book-Entry Notes representing the Notes to be redeemed shall be selected by the Depositary's impartial lottery procedures.

     The Pricing Supplement relating to each Note will describe the following terms: (i) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Note will be issued; (ii) the date on which such Note will be issued; (iii) the date on which such Note will mature; (iv) whether such Note is a Fixed Rate Note or a Floating Rate Note; (v) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the interest payment date or dates, if different from those set forth below under "Fixed Rate Notes"; (vi) if such Note is a Floating Rate Note, the interest rate basis (the "Interest Rate Basis") for each such Floating Rate Note which will be (a) the Commercial Paper Rate, in which case such Note will be a Commercial Paper Rate Note, (b) the Prime Rate, in which case such Note will be a Prime Rate Note, (c) the London InterBank Offered Rate ("LIBOR"), in which case such Note will be a LIBOR Note, (d) the Treasury Rate, in which case such Note will be a Treasury Rate Note, (e) the CD Rate, in which case such Note will be a CD Rate Note, (f) the Federal Funds Rate, in which case such

Note will be a Federal Funds Rate Note, or (g) such other interest rate formula as is set forth in such Pricing Supplement, and, if applicable, the Calculation Agent, the Index Maturity, the Spread or Spread Multiplier, the Maximum Interest Rate, the Minimum Interest Rate, the Initial Interest Rate, the Floating Rate
Note Interest Payment Dates, the Regular Record Dates, the Calculation Date, the Interest Determination Date and the Interest Reset Date (as such terms are defined herein) with respect to such Floating Rate Note; (vii) whether such Note is an Original Issue Discount Note, and, if so, the yield to maturity; (viii) whether such Note is an Indexed Note, and, if so, the principal amount thereof payable at maturity, or the amount of interest payable on an interest payment date, as determined by reference to the applicable index, in addition to certain other information relating to the Indexed Note; (ix) whether such Note may be redeemed at the option of the Company, or repaid at the option of the holder, prior to the Stated Maturity and, if so, the provisions relating to such redemption or repayment; (x) whether such Note will be issued initially as a Book-Entry Note or a Certificated Note; and (xi) any other terms of such Note not inconsistent with the provisions of the Indenture.

FIXED RATE NOTES

     Each Fixed Rate Note (except any Zero Coupon Note) will bear interest from its date of issue or from the most recent Interest Payment Date to which interest on such Note has been paid or duly provided for at the fixed rate per annum stated on the face thereof and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on such Fixed Rate Notes will be payable semiannually on each May 15 and November 15 (each an "Interest Payment Date") and at maturity or upon earlier redemption or repayment. Each payment of interest in respect of an Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. Interest will be payable on each Interest Payment Date and at maturity as specified below under "-- Payment of Principal and Interest."

FLOATING RATE NOTES

     Each Floating Rate Note will bear interest from its date of issue or from the most recent Floating Rate Note Interest Payment Date (as defined herein) to which interest on such Note has been paid or duly provided for, unless the applicable Interest Reset Dates are daily or weekly, in which case from the day following the most recent Regular Record Date to which interest on such Note has been paid or duly provided for, at the rate per annum determined pursuant to the interest rate formula stated therein and in the applicable Pricing Supplement until the principal thereof is paid or made available for payment. Interest will be payable on each Floating Rate Note Interest Payment Date and at maturity as specified below under "-- Payment of Principal and Interest."

     The interest rate for each Floating Rate Note will be determined by reference to an interest rate formula which may be adjusted by adding or subtracting the Spread, if any, or multiplying by the Spread Multiplier, if any (both terms as defined below). A Floating Rate Note may also have either or both of the following: (a) a maximum interest rate limitation, or ceiling, on the rate of interest which may accrue during any interest period (a "Maximum Interest Rate"); and (b) a minimum interest rate limitation, or floor, on the rate of interest which may accrue during any interest period (a "Minimum Interest Rate"). The "Spread" is the number of basis points specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note, and the "Spread Multiplier" is the percentage specified in the applicable Pricing Supplement as being applicable to the interest rate for such Note. "Index Maturity" means, with respect to a Floating Rate Note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable Pricing Supplement. Unless otherwise provided in the applicable Pricing Supplement, Bankers Trust Company will be the calculation agent (the "Calculation Agent") with respect to the Floating Rate Notes.

     Unless otherwise specified in the applicable Pricing Supplement, the rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually (each an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing

Supplement, the Interest Reset Date will be, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) which reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week; in the case of Floating Rate Notes which reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes which reset quarterly, the third Wednesday of March, June, September and December; in the case of Floating Rate Notes which reset semi-annually, the third Wednesday of two months of each year as specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, the third Wednesday of one month of each year as specified in the applicable Pricing Supplement; provided, however, that (a) the interest rate in effect from the date of issue to the first Interest Reset Date with respect to a Floating Rate Note will be the Initial Interest Rate (as set forth in the applicable Pricing Supplement) and (b) unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten days immediately prior to maturity of a Note will be that in effect on the tenth day preceding such maturity. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Market Day with respect to such Floating Rate Note, the Interest Reset Date for such Floating Rate Note shall be postponed to the next day that is a Market Day with respect to such Floating Rate Note, except that in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Market Day.

     The "Interest Determination Date" pertaining to an Interest Reset Date for a Commercial Paper Rate Note (the "Commercial Paper Interest Determination Date"), for a Prime Rate Note (the "Prime Rate Interest Determination Date"), for a LIBOR Note (the "LIBOR Interest Determination Date"), for a CD Rate Note (the "CD Rate Interest Determination Date") and for a Federal Funds Rate Note (the "Federal Funds Rate Interest Determination Date") will be the second Market Day preceding such Interest Reset Date. The Interest Determination Date pertaining to an Interest Reset Date for a Treasury Rate Note (the "Treasury Interest Determination Date") will be the day of the week in which such Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Treasury Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. If an auction date shall fall on any Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date shall instead be the first Market Day immediately following such auction date.

     All percentages resulting from any calculations referred to in this Prospectus Supplement will be rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent or more being rounded upwards).

     In addition to any maximum interest rate which may be applicable to any Floating Rate Note pursuant to the above provisions, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Under present New York law the maximum rate of interest is 25% per annum on a simple interest basis, with certain exceptions. The limit may not apply to Floating Rate Notes in which U.S. $2,500,000 or more has been invested.

     The Calculation Agent will calculate the interest rate with respect to each Interest Reset Date on or before the applicable Calculation Date (as defined below). Upon the request of the Holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect, and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent's determination of any interest rate will be final and binding in the absence of manifest error.

COMMERCIAL PAPER RATE NOTES

     Commercial Paper Rate Notes will bear interest at the interest rates (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates, specified on the face of the Commercial Paper Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Commercial Paper Interest Determination Date will be the tenth day after such Commercial Paper Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

     Unless otherwise indicated in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Reset Date, the Money Market Yield (calculated as described below) of the per annum rate (quoted on a bank discount basis) for the relevant Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates" or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published at or prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Commercial Paper Rate with respect to such Interest Reset Date shall be the Money Market Yield of such rate on such Commercial Paper Interest Determination Date for commercial paper having the specified Index Maturity as published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" or any successor publication published by the Federal Reserve Bank of New York ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not yet published in either H.15(519) or Composite Quotations, the Commercial Paper Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the Money Market Yield of the arithmetic mean of the offered per annum rates (quoted on a bank discount basis), as of 11:00 A.M., New York City time, on such Commercial Paper Interest Determination Date, of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent for commercial paper of the specified Index Maturity placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Commercial Paper Rate with respect to such Interest Reset Date will be the Commercial Paper Rate in effect on such Commercial Paper Interest Determination Date.

     "Money Market Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield = 100 X     360 X D
                               360-(D X M)

where "D" refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal calculated to seven decimal places, without rounding; and "M" refers to the actual number of days in the interest period for which interest is being calculated.

PRIME RATE NOTES

     Prime Rate Notes will bear interest at the interest rates (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Prime Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Prime Rate Interest Determination Date will be the tenth day after such Prime Rate Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

     Unless otherwise indicated in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Reset Date, the rate set forth for the relevant Prime Rate Interest Determination Date in H.15(519) under the heading "Bank Prime Loan". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Prime Rate with respect to such

Interest Reset Date will be the arithmetic mean (determined by the Calculation Agent) of the rates of interest publicly announced by each bank that appears on the display designated as page "NYMF" on the Reuters Monitor Money Rates Service (or such other page as may replace the NYMF page on that service for the purpose of displaying prime rates or base lending rates of major United States banks) ("Reuters Screen NYMF Page") as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen NYMF Page on such Prime Rate Interest Determination Date, the Prime Rate with respect to such Interest Reset Date will be the arithmetic mean (determined by the Calculation Agent) of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on such Prime Rate Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Prime Rate with respect to such Interest Reset Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

LIBOR NOTES

     LIBOR Notes will bear interest at the interest rates (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the LIBOR Note and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" with respect to a LIBOR Interest Determination Date will be the tenth day after such LIBOR Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

     Unless otherwise indicated in the applicable Pricing Supplement, LIBOR, with respect to any Interest Reset Date, will be determined by the Calculation Agent in accordance with the following provisions:

          (i) On the relevant LIBOR Interest Determination Date, LIBOR will be determined on the basis of the offered rates for deposits of not less than U.S. $1,000,000 having the specified Index Maturity, commencing on the second Market Day immediately following such LIBOR Interest Determination Date, which appear on the Designated LIBOR Page (as defined herein) as of 11:00 A.M., London time. "Designated LIBOR Page" means "LIBOR Telerate," which shall be the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace page "3570" on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying the London interbank offered rates of major banks), unless "LIBOR Reuters" is designated in the applicable Pricing Supplement, in which case "Designated LIBOR Page" means the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on such service or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates of major banks). If at least two such offered rates appear on the Designated LIBOR Page, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such offered rates as determined by the Calculation Agent. If fewer than two offered rates appear, LIBOR with respect to such Interest Reset Date will be determined as described in (ii) below.

          (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates for the applicable Index Maturity appear on the Designated LIBOR Page as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date at which deposits in U.S. dollars having the specified Index Maturity are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second Market Day immediately following such LIBOR Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1,000,000 that in the Calculation Agent's judgment is representative for a single transaction in such market at such time (a "Representative Amount"). The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR with respect to such Interest Reset Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to such Interest

     Reset Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such LIBOR Interest Determination Date by three major banks in The City of New York, selected by the Calculation Agent, for loans in U.S. dollars to lending European banks having the specified Index Maturity commencing on the Interest Reset Date and in a Representative Amount; provided, however, that if fewer than three banks selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, LIBOR with respect to such Interest Reset Date will be the LIBOR in effect on such LIBOR Interest Determination Date.

TREASURY RATE NOTES

     Treasury Rate Notes will bear interest at the interest rates (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) and will be payable on the dates specified on the face of the Treasury Rate Note and in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" with respect to a Treasury Interest Determination Date will be the tenth day after such Treasury Interest Determination Date or, if any such day is not a Market Day, the next succeeding Market Day.

     Unless otherwise indicated in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Reset Date, the rate for the auction on the relevant Treasury Interest Determination Date of direct obligations of the United States ("Treasury Bills") having the specified Index Maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Auction Average (Investment)" or, if not so published by 9:00 A.M., New York City time, on the relevant Calculation Date, the auction average rate (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) for such auction as otherwise announced by the United States Department of the Treasury. In the event that the results of such auction of Treasury bills having the specified Index Maturity are not published or reported as provided above by 3:00 P.M., New York City time, on such Calculation Date, or if no such auction is held by the relevant Interest Determination Date, then the Treasury Rate shall be the rate set forth in H.15(519) for the relevant Treasury Rate Interest Determination Date for the specified Index Maturity under the heading "U.S. Government Securities/Treasury Bills/Secondary Market". In the event such rate is not so published by 3:00 P.M., New York City time, on the relevant Calculation Date, the Treasury Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates as of approximately 3:30 P.M., New York City time, on such Treasury Interest Determination Date, of three leading primary United States government securities dealers in The City of New York selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the specified Index Maturity; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Treasury Rate with respect to such Interest Reset Date will be the Treasury Rate in effect on such Treasury Interest Determination Date.

CD RATE NOTES

     CD Rate Notes will bear interest at the interest rates (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the CD Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a CD Rate Interest Determination Date will be the tenth day after such CD Rate Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

     Unless otherwise indicated in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Reset Date, the rate for the relevant CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index Maturity as published in H.15(519) under the heading "CDs (Secondary Market)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the CD Rate with respect to such Interest Reset Date shall be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the specified Index

Maturity as published in Composite Quotations under the heading "Certificates of Deposit". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the CD Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the secondary market offered rates, as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in the City of New York selected by the Calculation Agent for negotiable certificates of deposit of major United States money center banks with a remaining maturity closest to the specified Index Maturity in a denomination of U.S. $5,000,000; provided, however, that if fewer than three dealers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the CD Rate with respect to such Interest Reset Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

FEDERAL FUNDS RATE NOTES

     Federal Funds Rate Notes will bear interest at the interest rates (calculated with reference to the Federal Funds Rate and the Spread or Spread Multiplier, if any), and will be payable on the dates specified on the face of the Federal Funds Rate Note and in the applicable Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the "Calculation Date" pertaining to a Federal Funds Interest Determination Date will be the tenth day after such Federal Funds Interest Determination Date or, if such day is not a Market Day, the next succeeding Market Day.

     Unless otherwise indicated in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Reset Date, the rate on the relevant Federal Funds Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)". In the event that such rate is not published prior to 9:00 A.M., New York City time, on the relevant Calculation Date, then the Federal Funds Rate with respect to such Interest Reset Date will be the rate on such Federal Funds Interest Determination Date as published in Composite Quotations under the heading "Federal Funds/Effective Rate". If by 3:00 P.M., New York City time, on such Calculation Date such rate is not published in either H.15(519) or Composite Quotations, the Federal Funds Rate with respect to such Interest Reset Date shall be calculated by the Calculation Agent and shall be the arithmetic mean of the rates, as of 9:00 A.M., New York City time, on such Federal Funds Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers and Federal Funds transactions in The City of New York selected by the Calculation Agent; provided, however, that if fewer than three brokers selected as aforesaid by the Calculation Agent are quoting as mentioned in this sentence, the Federal Funds Rate with respect to such Interest Reset Date will be the Federal Funds Rate in effect on such Federal Funds Interest Determination Date.

PAYMENT OF PRINCIPAL AND INTEREST

     Payments of principal of (and premium, if any) and interest on all Fixed Rate Notes and Floating Rate Notes will be made in U.S. dollars. If specified in the applicable Pricing Supplement, the amount of principal payable on the Notes therein described will be determined by reference to an index or formula described in such Pricing Supplement.

     Interest will be payable to the person in whose name a Note is registered (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary) at the close of business on the Regular Record Date next preceding each Interest Payment Date; provided, however, that interest payable at maturity will be payable to the person to whom principal shall be payable (which in the case of Global Securities representing Book-Entry Notes will be the Depositary or a nominee of the Depositary). The first payment of interest on any Note originally issued between a Regular Record Date and an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the Holder on such next succeeding Regular Record Date. Unless otherwise indicated in the applicable Pricing Supplement, the "Regular Record Date" with respect to any Floating Rate Note shall be the date 15 calendar days prior to each Interest Payment Date, whether or not such date shall be a Business

Day, and the "Regular Record Date" with respect to any Fixed Rate Note shall be the May 1 and November 1 next preceding the May 15 and November 15 Interest Payment Dates.

     Unless otherwise indicated in the applicable Pricing Supplement, and except as provided below, interest will be payable, in the case of Floating Rate Notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the applicable Pricing Supplement); in the case of Floating Rate Notes which reset quarterly, on the third Wednesday of March, June, September and December of each year; in the case of Floating Rate Notes which reset semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and in the case of Floating Rate Notes which reset annually, on the third Wednesday of the month specified in the applicable Pricing Supplement (each a "Floating Rate Note Interest Payment Date"), and in each case, at maturity.

     Payments of interest on any Fixed Rate Note or Floating Rate Note with respect to any Interest Payment Date or Floating Rate Note Interest Payment Date will include interest accrued to but excluding such Interest Payment Date or Floating Rate Note Interest Payment Date; provided, however, that if the Interest Reset Date with respect to any Floating Rate Note are daily or weekly, interest payable on such Note on any Interest Payment Date, unless otherwise specified in the applicable Pricing Supplement, will include interest accrued to and including the next preceding Regular Record Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the maturity, redemption or repayment date.

     With respect to a Floating Rate Note, accrued interest from the date of issue or from the last date to which interest has been paid is calculated by multiplying the face amount of such Floating Rate Note by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day from the date of issue, or from the last date to which interest has been paid, to but excluding the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal calculated to seven decimal places) for each such day is computed by dividing the interest rate (expressed as a decimal calculated to seven decimal places) applicable to such date by 360, in the case of Commercial Paper Rate Notes, Prime Rate Notes, LIBOR Notes, CD Rate Notes or Federal Funds Rate Notes, or by the actual number of days in the year, in the case of Treasury Rate Notes. Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date for any Floating Rate Note would otherwise be a day that is not a Market Day, unless such Interest Payment Date is also the date of maturity, such Interest Payment Date shall be the next day that is a Market Day, except that, in the case of a LIBOR Note, if such Market Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding Market Day. If the date of maturity for any Fixed Rate Note or Floating Rate Note or any Interest Payment Date for any Fixed Rate Note falls on a day which is not a Market Day, payment of principal and any premium and interest with respect to such Note will be paid on the next succeeding Market Day, with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the principal of (and premium, if any) and any interest due with respect to any Certificated Note at maturity will be made in immediately available funds upon surrender of such Note at the Corporate Trust and Agency Group of Bankers Trust Company in the Borough of Manhattan, The City of New York; provided that the Certificated Note is presented to the Paying Agent in time for the Paying Agent to make such payments in such funds in accordance with its normal procedures. Payments of interest with respect to Certificated Notes to be made other than at maturity will be made by check mailed to the address of the person entitled thereto as it appears in the security register (or by wire transfer to those persons holding Notes with an aggregate principal amount of greater than $5 million) to such account as may have been appropriately designated by such Person in time for the Paying Agent to make such payment in accordance with its normal procedures.

     The total amount of any principal, premium, if any, and interest due on any Global Security representing one or more Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the

Trustee on such date. As soon as possible thereafter, the Trustee will make such payments to The Depository Trust Company, New York, New York (the "Depositary"). The Depositary will allocate such payments to each Book-Entry Note represented by such Global Security and make payments to its participants in accordance with its existing operating procedures. Neither the Company nor the Trustee shall have any responsibility or liability for such payments by the Depositary. So long as the Depositary or its nominee is the registered owner of any Global Security, the Depositary or its nominee, as the case may be, will be considered the sole Holder of the Book-Entry Note or Notes represented by such Global Security for all purposes under the Indenture and the Book-Entry Notes. The Company understands, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a Global Security to exercise certain rights of Holders of Securities. See "-- Book-Entry System."

BOOK-ENTRY SYSTEM

     Upon issuance, all Book-Entry Notes bearing interest (if any) at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, Stated Maturity and other terms will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary located in the Borough of Manhattan, The City of New York, and will be registered in the name of the Depositary or a nominee of the Depositary. Currently, the Depositary accepts deposits of Global Securities denominated in U.S. dollars only.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit the accounts of its participants held with it with the respective principal or face amounts of the Book-Entry Notes represented by such Global Security. Such accounts shall be designated by the Agents (as defined herein) with respect to Book-Entry Notes or by the Company if such Notes are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants and to persons that have accounts with the Depositary ("Participants") or persons that may hold interests through Participants. Ownership interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee (with respect to a Participant's interest) for such Global Security and records maintained by Participants (with respect to interests of persons other than Participants).

     Payment of principal of and any premium and interest on Book-Entry Notes represented by any such Global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole Holder of the Book-Entry Notes represented thereby for all purposes under the Indenture. Neither the Company or the Trustee, nor any agent of the Company or the Trustee, will have any responsibility or liability for any aspect of the Depositary's records relating to or payments made on account of beneficial ownership interests in a Global Security representing any Book-Entry Notes or for maintaining, supervising or reviewing any of the Depositary's records relating to such beneficial ownership interests.

     The Company has been advised by the Depositary that upon receipt of any payment of principal of or any premium or interest on any Global Security, the Depositary or its nominee will immediately credit, on its book-entry registration and transfer system, the accounts of Participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. Payments by Participants to owners of beneficial interests in a Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name", and will be the sole responsibility of such Participants.

     A Global Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor. A Global Security representing Book-Entry Notes is exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company does not appoint a successor Depositary (in any case in which the Company may appoint a successor Depositary), within 90 days after the Company receives notice or becomes aware of such unwillingness, inability or ineligibility, (ii) the Company executes and delivers to the Trustee a Company Order that all such Global Securities shall be exchangeable for definitive Notes in registered form, or (iii) there shall have occurred and be continuing an Event of Default with respect to the Notes represented by such Global Security. Unless otherwise specified in the applicable Pricing Supplement, any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Certificated Notes issuable in denominations of $1,000 and integral multiples of $1,000 in excess thereof and registered in such names as the Depositary holding such Global Security shall direct. Subject to the foregoing, the Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of Book-Entry Notes represented by such Global Security for the purposes of receiving payment on the Notes, receiving notices and for all other purposes under the Indenture and the Notes. Except as provided above, owners of beneficial interests in a Global Security will not be entitled to receive physical delivery of Notes in definitive form and will not be considered the Holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in such a Global Security must rely on the procedures of the Depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of Holders or that an owner of a beneficial interest in such a Global Security desires to give or take any action which a Holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize beneficial owners owning through such Participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Agents), banks, trust companies, clearing corporations, and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

                         UNITED STATES FEDERAL TAXATION

     The following is a summary of the principal United States Federal tax consequences resulting from the beneficial ownership of Notes by certain persons. This summary does not purport to consider all the possible tax consequences of the purchase, ownership or disposition of the Notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with Notes held as capital assets. Moreover, except as expressly indicated, it deals only with initial purchasers and not beneficial owners with a special tax status or special tax situations, such as dealers in securities or currencies, Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Note and one or more other investments, or situations in which the functional currency of the beneficial owner is not the U.S. dollar. Except to the extent discussed below under "Non-U.S. Holders," this summary may not be applicable to non-U.S. persons not subject to United States Federal income tax on their worldwide income. The summary is based upon the United States Federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign governments that may be applicable to the Notes or holders thereof. Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States Federal tax laws to their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

U.S. HOLDERS

PAYMENTS OF INTEREST

     In general, interest on a Note (other than certain payments on a Discount Note, as defined and described below under "Original Issue Discount"), will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State thereof (including the District of Columbia) or (iii) a person otherwise subject to United States Federal income taxation on its worldwide income (a "U.S. Holder") as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

ORIGINAL ISSUE DISCOUNT

     The following discussion summarizes the United States Federal income tax consequences to holders of Notes issued with original issue discount ("OID"). The basic rules for reporting OID are contained in the Internal Revenue Code of 1986, as amended (the "Code"). On February 4, 1994, the Treasury Department issued final regulations (the "OID Regulations"), which expand and illustrate the rules provided by the Code. The OID Regulations are effective for debt instruments issued on or after April 4, 1994, and the preamble to the OID Regulations provides that a taxpayer generally may rely upon the OID Regulations for debt instruments issued after December 21, 1992.

     General. A Note will be treated as issued with OID (a "Discount Note") if the excess of the Note's "stated redemption price at maturity" over its issue price is greater than a de minimis amount (set forth in the Code and the OID Regulations). Generally, the issue price of a Note (or any Note that is part of an issue or Notes) will be the first price at which a substantial amount of Notes that are part of such issue of Notes are sold. Under the OID Regulations, the "stated redemption price at maturity" of a Note is the sum of all payments provided by the Note that are not payments of "qualified stated interest". A "qualified stated interest" payment includes any stated interest payment on a Note that is unconditionally payable at least annually at a single fixed rate (or at certain floating rates) that appropriately takes into account the length of the interval between stated interest payments. The Pricing Supplement will state whether a particular issue of Notes will constitute Discount Notes.

     In general, if the excess of a Note's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes "de minimis OID." Under the OID Regulations, unless the election described below under "Election to Treat All Interest as Original Issue Discount" is made, such a Note will not be treated as issued with OID (in which case the following paragraphs under "Original Issue Discount" will not apply), and a U.S. Holder of such a Note will recognize capital gain with respect to such de minimis OID as stated principal payments on the Note are made. The amount of such gain with respect to each such payment will equal the product of the total amount of the Note's de minimis OID and a fraction, the numerator of which is the amount of the principal payment made and the denominator of which is the stated principal amount of the Note.

     In certain cases, Notes that bear stated interest and are issued at par may be deemed to bear OID for Federal income tax purposes, with the result that the inclusion of interest in income for Federal income tax purposes may vary from the actual cash payments of interest made on such Notes, generally accelerating income for cash method taxpayers. Under the OID Regulations, a Note may be a Discount Note where (i) a Note bearing interest at a floating rate (a "Floating Rate Note") provides for a maximum interest rate or a minimum interest rate that is reasonably expected as of the issue date to cause the yield on the debt instrument to be significantly less, in the case of a maximum rate, or more, in the case of a minimum rate, than the expected yield determined without the maximum or minimum rate, as the case may be; (ii) a Floating Rate Note provides for a significant front-loading or back-loading of interest; or (iii) a Note bears interest at a floating rate in combination with one or more floating or fixed rates. Notice will be given in the applicable Pricing Supplement if the Company determines that a particular Note will be a Discount Note. Unless specified in the applicable Pricing Supplement, Variable Rate Notes will not be Discount Notes.

     The Code and the OID Regulations provide rules that require a U.S. Holder of a Discount Note having a maturity of more than one year from its date of issue to include OID in gross income before the receipt of cash attributable to such income, without regard to the holder's method of accounting for tax purposes. The amount of OID includible in gross income by a U.S. Holder of a Discount Note is the sum of the "daily portions" of OID with respect to the Discount Note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds such Discount Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Under the OID Regulations, accrual periods with respect to a Note may be any set of periods (which may be of varying lengths) selected by the U.S. Holder as long as (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Note occurs on the first day or final day of an accrual period.

     The amount of OID allocable to an accrual period equals the excess of (a) the product of the Discount Note's adjusted issue price at the beginning of the accrual period and the Discount Note's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any payments of qualified stated interest on the Discount Note allocable to the accrual period. The "adjusted issue price" of a Discount Note at the beginning of the first accrual period is the issue price and at the beginning of any accrual period thereafter is (x) the sum of the issue price of such Discount Note, the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition premium or bond premium, which are discussed below), and the amount of any qualified stated interest on the Note that has accrued prior to the beginning of the accrual period but is not payable until a later date, less
(y) any prior payments on the Discount Note that were not qualified stated interest payments. If a payment (other than a payment of qualified stated interest) is made on the first day of an accrual period, then the adjusted issue price at the beginning of such accrual period is reduced by the amount of the payment. If a portion of the initial purchase price of a Note is attributable to interest that accrued prior to the Note's issue date, the first stated interest payment on the Note is to be made within one year of the Note's issue date and such payment will equal or exceed the amount of pre-issuance accrued interest, in which case a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the Note.

     The OID Regulations contain certain special rules that generally allow any reasonable method to be used in determining the amount of OID allocable to a short initial accrual period (if all other accrual periods are of equal length) and require that the amount of OID allocable to the final accrual period equal the excess of the amount payable at the maturity of the Note (other than any payment of qualified stated interest) over the Note's adjusted issue price as of the beginning of such final accrual period. In addition, if an interval between payments of qualified stated interest on a Note contains more than one accrual period, than the amount of qualified stated interest payable at the end of such interval is allocated pro rata (on the basis of their relative length) between the accrual periods contained in the interval.

     A U.S. Holder of a Discount Note generally will have to include in income increasingly greater amounts of OID over the life of the Note.

     Acquisition Premium. A U.S. Holder that purchases a Note at its original issuance for an amount in excess of its issue price but less than its stated redemption price at maturity (any such excess being "acquisition premium"), and that does not make the election described below under "Original Issue
Discount -- Election To Treat All Interest as Original Issue Discount", is permitted to reduce the daily portions of OID by a fraction, the numerator of which is the excess of the U.S. Holder's purchase price for the Note over the Note's adjusted issue price, and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest over the Note's issue price. Alternatively, a U.S. Holder may elect to compute OID accruals as described under "Original Issue Discount -- General" above, treating the U.S. Holder's purchase price as the issue price.

     Optional Redemption. If the Company has an option to redeem a Note, or the Holder has an option to cause a Note to be repurchased, prior to the Note's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such Note may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of such Note (the "redemption price") as the stated redemption price at maturity, the yield on the Note would be (i) in the case of an option of the Company, lower than its yield to stated maturity, or (ii) in the case of an option of the Holder, higher than its yield to state maturity. If such option is not in fact exercised when presumed to be exercised, the Note would be treated soley for OID purposes as if it were redeemed or repurchased, and a new Note were issued, on the presumed exercise date for an amount equal to the Note's adjusted issue price on that date.

     Short-Term Notes. Under the Code, special rules apply with respect to OID on Notes that mature one year or less from the date of issuance ("Short-Term Notes"). In general, an individual or other cash basis U.S. Holder of a Short-Term Note is not required to accrue OID for United States Federal income tax purposes unless such holder elects to do so. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities and cash basis U.S. Holders who so elect, are required to accrue original issue discount on Short-Term Notes on either a straight-line basis or under the constant yield method (based on daily compounding), at the election of the U.S. Holder. In the case of a U.S. Holder not required and not electing to include OID in income currently, any gain realized on the sale or retirement of the Short-Term Note will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant yield method) through the date of sale or retirement. U.S. Holders who are not required and do not elect to accrue OID on Short-Term Notes will be required to defer deductions for interest on borrowings allocable to Short-Term Notes in an amount not exceeding the deferred income until the deferred income is realized.

     Any U.S. Holder of a Short-Term Note can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount", if any, with respect to the Note (rather than the OID with respect to such Note). Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the U.S. Holder's purchase price. Acquisition discount will be treated as accruing on a ratable basis or, at the election of the holder, on a constant-yield basis.

     For purposes of determining the amount of OID subject to these rules, the OID Regulations provide that no interest payments on a Short-Term Note are qualified stated interest, but instead such interest payments are included in the Short-Term Note's stated redemption price at maturity.

NOTES PURCHASED AT A PREMIUM

     Under the Code, a U.S. Holder that purchases a Note for an amount in excess of its principal amount will not be subject to the OID rules and may elect to treat such excess as "amortizable bond premium", in which case the amount of qualified stated interest required to be included in the U.S. Holder's income each year with respect to interest on the Note will be reduced by the amount of amortizable bond premium allocable (based on the Note's yield to maturity) to such year. Any election to amortize bond premium shall apply to all bonds (other than bonds the interest on which is excludible from gross income) held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. Holder, and is irrevocable without the consent of the Internal Revenue Service (the "IRS"). See also "Original Issue Discount -- Election to Treat All Interest as Original Issue Discount".

NOTES PURCHASED AT A MARKET DISCOUNT

     A Note, other than a Short-Term Note, will be treated as issued at a market discount (a "Market Discount Note") if the amount for which a U.S. Holder purchased the Note is less than the Note's issue price, subject to a de minimis rule similar to the rule relating to de minimis OID described under "Original Issue Discount -- General".

     In general, any gain recognized on the maturity or disposition of a Market Discount Note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such Note. Alternatively, a U.S. Holder of a Market Discount Note may elect to include market discount in income currently over the life of the Note. Such an election applies to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Market discount accrues on a straight-line basis unless the U.S. Holder elects to accrue such market discount on a constant yield to maturity basis. Such an election shall apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. A U.S. Holder of a Market Discount Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Note in an amount not exceeding the accrued market discount on such Note until the maturity or disposition of such Note.

     The market discount rules do not apply to a Short-Term Note.

     Election to Treat All Interest as Original Issue Discount. Any U.S. Holder that holds a Note issued after April 4, 1994, may elect to include in gross income all interest that accrues on a Note using the constant yield method described above under the heading "Original Issue Discount -- General," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis OID, market discount (described below under "Notes Purchased at a Market Discount"), acquisition discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium (described below under "Notes Purchased at a Premium" or acquisition premium.

     In applying the constant yield method to a Note with respect to which this election has been made, the issue price of the Note will equal the electing U.S. Holder's adjusted basis in the Note immediately after its acquisition, the issue date of the Note will be the date of its acquisition by the electing U.S. Holder, and no payments on the Note will be treated as payments of qualified stated interest. This election will generally apply only to the Note with respect to which it is made and may not be revoked without the consent of the IRS. If this election is made with respect to a Note with amortizable bond premium, then the electing U.S. Holder will be deemed to have elected to apply amortizable bond premium against interest with respect to all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) held by such electing U.S. Holder as of the beginning of the taxable year in which the Note with respect to which the election is made or thereafter acquired. The deemed election with respect to amortizable bond premium may not be revoked without the consent of the IRS.

     If the election described above to apply the constant-yield method to all interest on a Note is made with respect to a Market Discount Note, as defined below, then the electing U.S. Holder will be treated as having made the election discussed below under "Notes Purchased at a Market Discount" to include market discount in income currently over the life of all debt instruments held or thereafter acquired by such U.S. Holder.

PURCHASE, SALE, AND RETIREMENT OF THE NOTES

     General. A U.S Holder's tax basis in a Note will generally be its cost, increased by the amount of any OID or market discount (or acquisition discount, in the case of a Short-Term Note) included in the U.S. Holder's income with respect to the Note and the amount, if any, or income attributable to de minimus OID included in the U.S. Holder's income with respect to the Note, and reduced by the sum of (i) the amount of any payments that are not qualified stated interest payments, and (ii) the amount of any amortizable bond premium applied to reduce interest on the Note. A U.S. Holder generally will recognize gain or loss on the sale or retirement of a Note equal to the difference between the amount realized on the sale or retirement and the tax basis of the Note. Except to the extent described above under "Original Issue Discount -- Short Term Notes" or "Market Discount", and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale or retirement of a Note generally will be capital gain or loss and will be long-term capital gain or loss if the Note was held for more than one year.

INDEXED NOTES

     The applicable Pricing Supplement will contain a discussion of any special United States Federal income tax rules with respect to Indexed notes.

NON-U.S. HOLDERS

     Under the U.S. Federal income tax laws in effect on the date of this Prospectus Supplement and subject to the discussion of backup withholding below, payments of principal (and premium, if any) and interest, including OID, by the Company or it agent (acting in its capacity as such) to any Non-U.S. Holder will not be subject to U.S. Federal withholding tax; provided, in the case of interest, including OID, that (i) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company through stock ownership, and (iii) either (A) the beneficial owner of the Note certifies to the Company or its agent, under penalties of perjury, on Form W-8, Certificate of Foreign Status, that it is a Non-U.S. Holder and provides its name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds the Note certifies to the Company or its agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution and furnishes the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest made to the certifying Non-U.S. Holder in the calendar year of issuance and the two immediately succeeding calendar years.

     In the event that the above requirements are not met, certain Non-U.S. Holders of Notes may nevertheless be entitled to a reduced rate of withholding under a bilateral tax treaty with the United States. Any Non-U.S. Holder claiming entitlement to such a reduced rate of withholding must certify to the Company or its agent (i) that such holder is a Non-U.S. Holder and (ii) that such Non-U.S. Holder is entitled to the benefits of a specific bilateral tax treaty, and must provide its name and address.

     In no event shall the Company be obligated in any manner to reimburse any Non-U.S. Holder of a Note for any withholding or other tax imposed, including any related interest or penalties, or otherwise gross-up or increase interest payments to take into account any withholding or other tax, including any interest or penalties thereon.

     If a Non-U.S. Holder of a Note is engaged in a trade or business in the United States and interest, including OID, on the Note is effectively connected with the conduct of such trade or business, such Non-U.S. Holder, although exempt from the withholding tax discussed in the third preceding paragraph, may be subject to U.S. Federal income tax on such interest, and OID, in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. Interest (including OID) on a Note will be included in earnings and profits if such interest (or OID) is effectively connected with the Non-U.S. Holder's U.S. trade or business. In lieu of the certificate described in the third preceding paragraph, such Non-U.S. Holder must provide the payor with a properly executed IRS Form 4224 to claim an exemption from U.S. Federal withholding tax.

     Any capital gain or market discount realized upon the sale, exchange, retirement or other disposition of a Note by a Non-U.S. Holder will not be subject to U.S. Federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the Non-U.S. Holder and
(ii) in the case of an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or disposition.

     Notes held by an individual who is neither a citizen nor a resident of the United States for U.S. Federal income tax purposes at the time of such individual's death will not be subject to U.S. Federal estate tax provided that the income from such Notes was not or would not have been effectively connected with a U.S. trade or business of such individual and that such individual qualified for the exemption from U.S. Federal withholding tax (without regard to the certification requirements) that is described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     For each calendar year in which the Notes are outstanding, the Company is required to provide the IRS with certain information, including the U.S. Holder's name, address and taxpayer identification number

(either the U.S. Holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid (including OID, if any) to that U.S. Holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. Holders, including corporation, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

     In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required or underreports its tax liability with respect to interest, the Company, its agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including OID) and principal (and premium, if any) on the Notes. This tax is not an additional tax and may be credited against the U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the IRS.

     Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by the Company or any agent thereof (in its capacity as such) to a Non-U.S. Holder of a Note with respect to which the Non-U.S. Holder has provided required certification that it is not a U.S. Holder as set forth in clause (iii) in the first paragraph under "Non-U.S. Holders" above, or has otherwise established an exemption (provided that neither the Company nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any exemption are not in fact satisfied).

     Payment of the proceeds from the sale of a Note to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, information reporting may apply to such payments. Payment of the proceeds from a sale of a Note to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification or otherwise establishes an exemption from information reporting and backup withholding.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION
     Subject to the terms and conditions set forth in the Distribution
Agreement, dated March   , 1994, the Notes are being offered on a continuing
basis by the Company through Lazard Freres & Co., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (the "Agents"), who have agreed to use reasonable efforts to solicit purchases of the Notes. The Company will have the sole right to accept offers to purchase Notes and may reject any proposed purchase of Notes as a whole or in part. The Agents shall have the right, in their discretion reasonably exercised, to reject any offer to purchase Notes, as
a whole or in part. The Company will pay the Agents a commission of from      %
to      % of the principal amount of Notes, depending upon maturity, for sales made through them as Agents of Notes with a maturity of less than 40 years; the commission to be paid by the Company to the Agents on any sale of Notes with a maturity of 40 years or more will be negotiated at the time of sale.

     The Company may also sell Notes to the Agents as principals for their own accounts at a discount to be agreed upon at the time of sale, or the purchasing Agents may receive from the Company a commission or discount equivalent to that set forth on the cover page hereof in the case of any such principal transaction in which no other discount is agreed. Such Notes may be resold at prevailing market prices, or at prices related thereto, at the time of such resale, as determined by the Agents. The Company reserves the right to sell Notes directly on its own behalf. No commission will be payable on any Notes sold directly by the Company.

     In addition, the Agents may offer the Notes they have purchased as principal to other dealers. The Agents may sell Notes to any dealer at a discount and, unless otherwise specified in the applicable Pricing Supplement,
such discount allowed to any dealer will not be in excess of      % of the
discount to be received by such Agent from the Company. Unless otherwise indicated in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Note of identical maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers as described above. After the initial public offering of Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

     In addition, the Company may appoint additional agents from time to time. The name of any such additional agent and details as to the arrangements between such agent and the Company will be set forth in the applicable Pricing Supplement.

     The Agents, as agents or principals, may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the "Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Act. The Company had agreed to reimburse the Agents for certain expenses.

     Lazard Freres & Co., Morgan Stanley & Co. Incorporated and Salomon Brothers Inc have performed various investment banking services for the Company and may perform such services in the future.

     Notes may also be sold at the price to the public set forth herein to dealers who may resell to investors. Such dealers may be deemed to be Underwriters within the meaning of the Act.

     The Company does not intend to apply for the listing of the Notes on a national securities exchange, but has been advised by the Agents that the Agents intend to make a market in the Notes, as permitted by applicable laws and regulations. The Agents are not obligated to do so, however, and the Agents may discontinue making a market at any time without notice. No assurance can be given as to the existence or liquidity of any trading market for the Notes.

                               VALIDITY OF NOTES

     The validity of the Notes will be passed upon for the Company by John B. Canning, Corporate Secretary and Associate General Counsel of the Company, and for the Agents by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019. The opinions of John B. Canning and Cravath, Swaine & Moore will be conditioned upon, and subject to certain assumptions regarding, future actions required to be taken by the Company and the Trustee in connection with the issuance and sale of any particular Note, the specific terms of Notes and other matters which may affect the validity of Notes but which cannot be ascertained on the date of such opinion.

- ------------------------------------------------------
- ------------------------------------------------------

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF. THIS PROSPECTUS SUPPLEMENT, ANY PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

        ------------------------

           TABLE OF CONTENTS
         PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
Use of Proceeds.......................   S-3
Description of Notes..................   S-4
United States Federal Taxation........  S-14
Supplemental Plan of Distribution.....  S-20
Validity of Notes.....................  S-21
                 PROSPECTUS
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Rayonier, Inc. .......................     3
Use of Proceeds.......................     4
Ratio of Earnings to Fixed Charges....     4
Description of the Debt Securities....     5
Plan of Distribution..................    13
Legal Matters.........................    14
Experts...............................    14

- ------------------------------------------------------
- ------------------------------------------------------

- ------------------------------------------------------
- ------------------------------------------------------

                 $174,000,000

                 RAYONIER INC.
            SERIES B MEDIUM-TERM NOTES
            --------------------------
              PROSPECTUS SUPPLEMENT
            --------------------------

                LAZARD FRERES & CO.

               MORGAN STANLEY & CO.
                  INCORPORATED

              SALOMON BROTHERS INC

- ------------------------------------------------------
- ------------------------------------------------------

PROSPECTUS

$274,000,000
RAYONIER INC.
DEBT SECURITIES
- ------------------------

Rayonier Inc. ("Rayonier" or the "Company") may offer or issue from time to time its unsecured debt securities consisting of notes, debentures or other evidences of indebtedness (the "Debt Securities") in an aggregate principal amount of up to $274,000,000 (or, if Debt Securities are issued at an original issue discount, such greater amount as shall result in aggregate proceeds of $274,000,000 to the Company). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in an accompanying supplement to this Prospectus (each a "Prospectus Supplement").

The terms of each series of Debt Securities, including, where applicable, the specific designation, aggregate principal amount, authorized denominations, maturity, interest rate or rates (which may be fixed or variable) and time or times of payment of any interest, any terms for optional or mandatory redemption or payment of additional amounts or any sinking fund provisions, any initial public offering price, the proceeds to the Company and any other specific terms in connection with the offering and sale of such series (the "Offered Securities") will be set forth in a Prospectus Supplement.

The Debt Securities may be sold directly by the Company, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If agents, dealers or underwriters are involved in the sale of the Debt Securities, the names of such agents, dealers or underwriters and any applicable agents' commissions, dealers' purchase price or underwriters' discounts will be set forth in a Prospectus Supplement. The net proceeds to the Company from such sale will also be set forth in a Prospectus Supplement.

Each Prospectus Supplement will state whether the Offered Securities will be listed on any securities exchange. If the Offered Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for the Offered Securities.

The Debt Securities may be issued only in registered form, and may be issued in temporary or definitive global form.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.

March   , 1994

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. THIS PROSPECTUS AND A PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND/OR A PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     Rayonier is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, copies of such material and the information about the Company are available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     Rayonier has filed with the Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Debt Securities. This Prospectus does not contain all the information set forth in the Registration Statement and reference is hereby made to the Registration Statement for further information with respect to the Company and the Debt Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There is hereby incorporated in this Prospectus by reference the following document filed by Rayonier with the Commission under the Exchange Act:

          Annual Report on Form 10-K for the year ended December 31, 1993.

     All documents filed by Rayonier pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Debt Securities offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or in the accompanying Prospectus Supplement, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, or in an accompanying Prospectus Supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Rayonier will furnish without charge to each person to whom a copy of this Prospectus is delivered, upon request, a copy of any of the documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Corporate Secretary, Rayonier Inc., 1177 Summer Street, Stamford, Connecticut 06905-5529. Telephone requests may be directed to
(203) 348-7000.

                                 RAYONIER INC.

     Rayonier Inc. ("Rayonier" or the "Company") is a leading international forest products company primarily engaged in the trading, merchandising and manufacture of logs, timber and wood products, and in the production and sale of high value added specialty pulps. Rayonier owns, leases or controls approximately 1.5 million acres of timberland in the United States and New Zealand. In addition, Rayonier operates three pulp mills and two lumber manufacturing facilities in the United States.

     Rayonier traces its origin to the founding of Rainier Pulp and Paper Company in Shelton, Washington, in 1926. With the consolidation of several pulp companies in 1937, the Company became "Rayonier Incorporated," a corporation whose stock was publicly traded on the New York Stock Exchange until Rayonier became a wholly owned subsidiary of ITT Corporation ("ITT") in 1968. On February 28, 1994, ITT distributed, as a special dividend, all of the Common Shares of Rayonier to the holders of ITT Common Stock and Series N Preferred Stock. In connection with the distribution, the Company changed its name from ITT Rayonier Incorporated to Rayonier Inc. and became a publicly traded company listed on the New York Stock Exchange under the symbol "RYN."

     The principal subsidiaries of the Company are Rayonier Timberlands, L.P. ("RTLP"), Rayonier Timberlands Operating Company, L.P. ("RTOC") and Rayonier New Zealand Limited ("RNZ").

     Rayonier is a North Carolina corporation with its principal executive offices at 1177 Summer Street, Stamford, CT 06905-5529 and its telephone number is (203) 348-7000.

TIMBER AND WOOD PRODUCTS

     Rayonier owns, buys and harvests timber stumpage, and purchases delivered logs, in North America and New Zealand for subsequent sale into export markets (primarily to Japan, Korea and China), as well as to domestic lumber and pulp mills. Rayonier also produces dimension and specialty lumber products for residential construction and industrial uses.

     Rayonier participates in the worldwide timber and wood products business in three specific ways:

     Log Trading and Merchandising -- The Company harvests logs from Company owned parcels and from third party parcels on which the Company has acquired cutting rights and purchases logs on the open market. The Company then subsequently packages and sells these logs throughout the world.

     Timberlands Management and Stumpage (Standing Timber) Sales -- The Company manages owned, leased and otherwise controlled timber properties and, after scientifically growing and nurturing the trees to their economic peak, sells the cutting rights to the timber on these properties at market prices through auction or negotiation.

     Wood Products Sales -- The Company manufactures and sells lumber products for construction and other uses both domestically and in international markets.

     In the United States, the Company manages timberlands and sells timber stumpage (cutting rights to standing timber) directly through RTLP, a publicly traded master limited partnership. Rayonier and Rayonier Forest Resources Company ("RFR"), a wholly owned subsidiary, are the general partners of RTLP. Rayonier also owns 74.7% of the Class A Limited Partnership Units, the remaining 25.3% being publicly held. Class A Units participate principally in the revenues, expenses and cash flow associated with RTLP's sales of timber through December 31, 2000 and to a significantly lesser extent in subsequent periods. RTLP's sales of timber after that date as well as cash flow associated with land management activities before and after that date are principally allocable to the Class B Limited Partnership Units, all of which have been retained by Rayonier. RTLP, through RTOC owns, leases and manages timberlands in the Southeastern and Northwestern United States previously owned or leased by the Company, sells timber stumpage from such timberlands and from time to time purchases and sells timberlands. RTLP's timberlands provide a major source of wood used in the Company's other businesses.

     On May 15, 1992, the Company, through RNZ, purchased for approximately $197 million from the New Zealand government forest assets consisting primarily of Crown Forest licenses providing the right to utilize approximately 250,000 acres of New Zealand plantation forests for a minimum period of 35 years. Most of these timberlands consist of radiata pine trees, with a planting-to-harvesting time of approximately 27 years, well-suited for the highest quality lumber and panel products. These trees typically produce up to twice as much fiber per acre, per year as the most productive commercial tree species in the United States. Rayonier intends to grow and harvest the New Zealand timber for both domestic New Zealand uses and for export primarily to Pacific Rim markets.

SPECIALTY PULP PRODUCTS

     The Company is a leading specialty manufacturer of chemical cellulose, often called dissolving pulp, from which customers produce a wide variety of products, principally textile, industrial and filtration fibers, plastics and other chemical intermediate industrial products. Rayonier believes that it is one of the world's largest manufacturers of high grade chemical cellulose. The Company also manufactures fluff pulps that customers use to produce diapers and other sanitary products, and specialty paper pulps used in the manufacture of products such as filters and decorative laminates.

     Rayonier manufactures its specialty pulp products to customers' specifications. Approximately half of Rayonier's pulp sales are to export customers, with the more important overseas markets being Western Europe and Japan.

     The Company manufactures more than 25 different grades of pulp. The Company owns and operates three wood pulp mills which have an aggregate annual capacity of approximately 826,000 metric tons. Rayonier's wood pulp production facilities are able to manufacture a broad mix of products to meet customers' needs. The Company owns wood pulp production facilities in Jesup, Georgia; Fernandina Beach, Florida; and Port Angeles, Washington. The Jesup facility, a kraft mill that began operations in 1954 and was subsequently significantly expanded and modernized, today accounts for approximately 530,000 metric tons of annual wood pulp production capacity, or 64 percent of Rayonier's current total. The Fernandina Beach facility began operations in 1939 and accounts for approximately 146,000 metric tons of annual wood pulp production capacity, or 18 percent of Rayonier's current total. The Port Angeles facility began operations in 1929 and accounts for approximately 150,000 metric tons of annual wood pulp production capacity, or 18 percent of Rayonier's current total.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Debt Securities will be used as set forth in the applicable Prospectus Supplement.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods indicated.

               YEAR ENDED DECEMBER 31,
- -----------------------------------------------------
 1993        1992       1991        1990        1989
- ------      ------      -----      ------      ------
 5.25x           *      5.37x      13.04x      11.52x

- ---------------
* Earnings were inadequate to cover total fixed charges and preferred dividend requirement by $106 million. For the year ended December 31, 1992, the Company's loss from continuing operations before the cumulative effect of accounting changes was $81 million, including a provision of $180 million, pre-tax ($115 million net of tax), for the loss on disposal of assets along with the costs for severance, demolition and other closedown items associated with the disposition of the Grays Harbor pulp mill and vanillin plant, and the associated Grays Harbor Paper Company (the "Grays Harbor Complex"). Excluding the effects of such provision, the ratio of earnings to fixed charges would have been 3.98x.

     For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before cumulative effect of accounting changes, adjusted to eliminate undistributed earnings or losses of a joint venture accounted for under the equity method, minority interest in consolidated partnerships, amortization of capitalized interest, the provision for income taxes and fixed charges. Fixed charges comprise interest on long-term and short-term debt, amortization of debt discount and debt expense, and the portion of rentals deemed representative of the interest factor and preferred dividends.

                       DESCRIPTION OF THE DEBT SECURITIES

     As specified in the Prospectus Supplement, the Debt Securities will be issued under either an indenture, dated as of September 1, 1992, as supplemented and amended, between Rayonier and Bankers Trust Company, a New York banking corporation, as Trustee, or an indenture to be dated as of April 1, 1994, between Rayonier and Chemical Bank, a New York banking corporation, as Trustee, copies of which indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The indentures are hereafter referred to respectively as the "Indenture," and Bankers Trust Company and Chemical Bank are hereafter referred to respectively as the "Trustee." The Indentures are the same in all material respects. The statements under this caption are brief summaries of certain provisions of the Indenture, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular sections of the Indenture or terms that are defined in the Indenture are referred to herein or in a Prospectus Supplement, it is intended that such sections or defined terms shall be incorporated by reference herein or therein, as the case may be.

     The Debt Securities may be issued by Rayonier from time to time in one or more series. The particular terms of each series of Offered Securities will be described in the Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

     The Debt Securities offered pursuant to this Prospectus will be limited to $274,000,000 aggregate principal amount (or, if any Debt Securities are issued at original issue discount, such greater amount as shall result in proceeds of $274,000,000 to the Company). Debt Securities may be issued under the Indenture from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series.

     The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Offered Securities: (1) the title of the Offered Securities; (2) the aggregate principal amount of the Offered Securities; (3) the date on which the principal of the Offered Securities will mature; (4) the rate or rates (or, if subject to adjustment, the manner for determining such rates) at which the Offered Securities shall bear interest, if any, the date or dates from which any such interest shall accrue, the Interest Payment Dates on which any such interest shall be payable, and the Regular Record Date for any interest payable on any Interest Payment Date; (5) the place or places where, subject to the terms of the Indenture as described below under "Payment and Paying Agents," the principal of (and premium, if any) and interest on the Offered Securities will be payable and where, subject to the terms of the Indenture as described below under "Denominations, Registration and Transfer," the Offered Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Offered Securities and the Indenture may be made ("Place of Payment"); (6) any period or periods within or date or dates on which, the price or prices at which and the terms and conditions upon which Offered Securities may be redeemed, in whole or in part, at the option of the Company; (7) the obligation or the right, if any, of the Company to redeem, purchase or repay the Offered Securities prior to the Stated Maturity pursuant to any sinking fund, amortization or analogous provisions or at the option of a Holder thereof or of the Company and the date or dates on which, the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (8) the denominations in which any Offered Securities shall be issued if other than

$1,000 or any integral multiple thereof; (9) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to the Offered Securities; (10) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which shall be payable upon declaration of acceleration of the Maturity thereof pursuant to the Indenture; (11) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Offered Securities and the manner in which such amounts will be determined; and
(12) any other terms of the Offered Securities not inconsistent with the provisions of the Indenture. (Section 3.01.)

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise set forth in the Prospectus Supplement for the Offered Securities, the Debt Securities will be issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. Debt Securities of any series will be exchangeable for other Debt Securities of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and bearing the same interest rate. (Section 3.05.)

     Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company has appointed the Trustee as Securities Registrar. (Section 3.05.) If a Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.02.)

     In the event of any redemption, neither the Company nor the Trustee shall be required to (i) issue, register the transfer of, or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Debt Securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Debt Security so selected for redemption, except, in the case of any Debt Security being redeemed in part, any portion thereof not to be redeemed. (Section 3.05.)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the agents, underwriters or dealers with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of (and premium, if any) and interest on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any Paying Agent, or the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If a Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Debt Securities will be made at the office of the Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time in an applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Trustee or any Paying Agent, as the case may be, by the Regular Record Date. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any interest on Debt Securities will be made to the Person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Company will at all times be required to maintain a Paying Agent in each Place of Payment for each series of Debt Securities. (Sections 3.01, 3.07 and 10.02.)

     Any moneys deposited with the Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Debt Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company, and the Holder of such Debt Security shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof. (Section 10.03.)

REDEMPTION

     Unless otherwise indicated in an applicable Prospectus Supplement, Debt Securities will not be subject to any sinking fund and will not be redeemable prior to their Stated Maturity.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another corporation or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor corporation is organized under the laws of the United States of America or any state or the District of Columbia, and such successor corporation expressly assumes the Company's obligations on the Debt Securities issued under the Indenture; (ii) immediately after giving effect thereto, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

     The Indenture provides that in the event of any conveyance, transfer or lease in accordance with the preceding paragraph, the Company shall be discharged from all obligations and covenants under the Indenture and the Debt Securities and may be dissolved and liquidated.

     The Indenture also provides that if, upon any consolidation or merger of the Company with or into any other corporation, or upon any conveyance, transfer or lease of its properties and assets substantially as an entirety to any Person, any of the property or assets of the Company or of any Restricted Subsidiary would thereupon become subject to any mortgage, lien or pledge, the Company, prior to or simultaneously with such consolidation, merger, conveyance, transfer or lease will secure the Debt Securities equally and ratably with any other obligations of the Company or any Restricted Subsidiary then entitled thereto, by a direct lien on all such property and assets prior to all liens other than any theretofore existing thereon.

COVENANTS

     The Indenture contains covenants including, among others, the following:

Limitations on Liens

     The Indenture provides that the Company will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a Lien upon any Principal Property of the Company or any Restricted Subsidiary or on any shares of stock of any Restricted Subsidiary (whether such Principal Property or shares of stock are now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities of any series Outstanding which are entitled to the benefits of such provision of the Indenture (together with, if the Company shall so determine, any other Indebtedness of or guaranteed by the Company or such Restricted Subsidiary entitled thereto, subject to applicable priority of payment) shall be secured equally and ratably with or prior to such Indebtedness, except that the foregoing restriction shall not apply to

          (i) Liens on property or shares of stock of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

          (ii) Liens on property existing at the time of acquisition thereof, or Liens on property which secure the payment of the purchase price of such property, or Liens on property which secure indebtedness incurred or guaranteed for the purpose of financing the purchase price of such property or the construction of such property (including improvements to existing property), which indebtedness is incurred or guaranteed within 180 days after the latest of such acquisition or completion of such construction or commencement of operation of such property; provided that such Lien shall not extend to or cover any property of the Company or any Restricted Subsidiary other than such property hereafter acquired or previously unimproved property theretofore owned and the principal amount of Funded Debt secured by such Lien shall not exceed (a) in the case of any timberlands or pollution control facility, 100% of the lesser of (i) the cost of such acquisition, construction or improvement of such property to the Company or such Restricted Subsidiary or (ii) the fair value of such acquisition, construction or improvement of such property at the time of such acquisition, construction or improvement, and (b) in the case of any other type of property, 75% of the lesser of (i) the cost of such acquisition, construction or improvement of such property to the Company or such Restricted Subsidiary or (ii) the fair value of such acquisition, construction or improvement of such property at the time of such acquisition, construction or improvement;

          (iii) Liens securing indebtedness owing by any Restricted Subsidiary to the Company or a wholly owned Restricted Subsidiary;

          (iv) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other Person as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary;

          (v) Liens on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof or any agency, instrumentality or political subdivision thereof, or in favor of any other country, or any political subdivision thereof, to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens within 180 days after the latest of the acquisition, completion of construction or commencement of operation of such property; and

          (vi) any extension renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) to (v), inclusive, provided however, that the principal amount of such indebtedness secured thereby shall not exceed the principal amount of such indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements and construction on such property).

     Notwithstanding the above, the Company and one or more Restricted Subsidiaries may, without securing the Debt Securities, issue, assume or guarantee secured indebtedness which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of such indebtedness issued pursuant to such exception at such time and the aggregate Value of Sale and Lease-Back Transactions (other than those in connection with which the Company has voluntarily retired Funded Debt in compliance with the provisions described below under "Limitation on Sale and Lease-Back Transactions") does not at any one time exceed 10% of Consolidated Net Tangible Assets. In computing the aggregate amount of indebtedness outstanding for purposes of the foregoing sentence, there shall not be included in the calculation any indebtedness issued, assumed or guaranteed pursuant to clauses (i) through (vi) above. (Section 10.08.)

Limitation on Sale and Lease-Back Transactions

     The Indenture provides that the Company shall not and, shall not permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property with any person (other than the Company or a Restricted Subsidiary) unless either (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions set forth above under "Limitation on Liens," to incur Funded Debt in a principal amount equal to or exceeding the Value of such Sale and Lease-Back Transaction secured by a Lien on the Principal Property to be leased without equally and ratably securing the Debt Securities, or (b) the Company, during the four-month period after the effective date of such transaction, applies to the voluntary retirement of its Funded Debt an amount equal to the greater of: (1) the net proceeds of the sale of the Principal Property leased in such transaction or (2) the fair market value in the good faith opinion of the Board of Directors of the Company of the Principal Property at the time such transaction was entered into. (Section 10.09.)

Certain Definitions

     "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all segregated goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and prepared in accordance with generally accepted accounting principles.

     "Funded Debt" means all indebtedness for borrowed money having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower.

     "Lien" means any mortgage, pledge, lien, encumbrance or security interest of any kind.

     "Principal Property" means all timberlands, land, buildings, machinery and equipment, and leasehold interests and improvements in respect of the foregoing, which would be reflected on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles, excluding all such tangible property located outside the United States, Canada and New Zealand (including their respective territories and possessions) and excluding any such property which, in the opinion of the Board of Directors set forth in a Board Resolution, is not material to the Company and its Subsidiaries taken as a whole.

     "Restricted Subsidiary" is defined as any Subsidiary (a) substantially all of the property of which is located in the United States, Canada or New Zealand (including their respective territories and possessions) and which owns a Principal Property; provided, however, that no Subsidiary shall be a

Restricted Subsidiary if pursuant to this clause (a) (i) the total assets of such Subsidiary are less than 10% of the total assets of the Company and its consolidated Subsidiaries (including such Subsidiary) in each case as set forth on the most recent fiscal year-end balance sheets of such Subsidiary and the Company and its consolidated Subsidiaries, respectively, and computed in accordance with generally accepted accounting principles, or (ii) in the judgment of the Board of Directors, as evidenced by a Board Resolution, the Company determines that such Subsidiary is not material to the financial condition of the Company and its Subsidiaries taken as a whole or (b) that is designated as a Restricted Subsidiary by the Board of Directors, as evidenced by a Board Resolution. As of the date of this Prospectus the subsidiaries of Rayonier which meet the definition of Restricted Subsidiaries are RTLP, RTOC and RNZ.

     "Sale and Lease-Back Transaction" means any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing by the Company or a Restricted Subsidiary for a period, including renewals, in excess of three years of any Principal Property of the Company or a Restricted Subsidiary which has been or is to be sold or transferred by the Company or a Restricted Subsidiary to such lender or investor or to any person to which funds have been or are to be advanced by such lender or investor on the security of such Principal Property.

     "Subsidiary" means (i) any corporation of which at the time of determination the Company and/or one or more Subsidiaries owns or controls directly or indirectly more than 50% of the outstanding shares of voting stock or (ii) any other Person (other than a corporation) in which the Company or one or more Subsidiaries directly or indirectly owns or controls more than 50% of the voting interests therein or otherwise has the power to direct the policies, management and affairs thereof.

     "Value" means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such Sale and Lease-Back Transaction and (ii) the fair market value, in the good faith opinion of the Board of Directors, of such Principal Property at the time of entering into such Sale and Lease-Back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

MODIFICATION AND WAIVER

     Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Outstanding Debt Security; (ii) reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, or the amount of principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity of, any Outstanding Debt Security; (iii) change the Place of Payment, or the coin or currency in which any Outstanding Debt Security or the interest thereon is payable; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any Outstanding Debt Security after the Stated Maturity; or (v) change the provisions of the Indenture relating to amendments of the Indenture requiring the consent of the affected Holders for waiver of compliance with certain provisions of the Indenture or waiver of past defaults. (Section 9.02.)

     The Holders of a majority in principal amount of the Outstanding Debt Securities of each series may on behalf of the Holders of all Debt Securities of that series waive, insofar as the series is concerned, compliance by the Company with certain restrictive covenants of the Indenture. (Section 10.10.) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of that series waive any past default under the Indenture with respect to that series of Debt Securities, except a default in the payment of the principal of (or premium, if any), or any interest on, or payment into any sinking fund on, any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 5.13.)

EVENTS OF DEFAULT

     The Indenture provides that the following shall constitute Events of Default with respect to any series of Debt Securities: (i) default for 30 days in the payment of any interest when due; (ii) default in the payment of principal (or premium, if any) at Maturity; (iii) default in the payment of any sinking fund or analogous payments; (iv) default in the performance of any other covenant in the Indenture for 60 days after written notice thereof; (v) certain events in bankruptcy, insolvency or reorganization; (vi) acceleration of indebtedness for borrowed money in excess of $10,000,000, which acceleration shall not have been rescinded or annulled within 30 days after notice; or (vii) any other Event of Default provided in the applicable Board Resolution or supplemental indenture under which such series of Debt Securities is issued. (Section 5.01.) The Company is required to furnish the Trustee annually with a statement as to the fulfillment by the Company of its obligations under the Indenture. (Section 10.06.) The Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in respect of the payment of principal or interest on the Debt Securities) if it considers it in the interest of the Holders to do so. (Section 6.02.)

     If an Event of Default with respect to Outstanding Debt Securities of any series occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal shall become immediately due and payable. However, at any time after a declaration or acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such declaration. (Section 5.02.)

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Section 6.03.) Subject to such provisions for the security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 5.12.)

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and, within 60 days following the receipt of such notice, the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, and the Trustee shall have failed to institute such proceeding. (Section 5.07.) However, the Holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute a suit for the enforcement of any such payment. (Section 5.08.)

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS

     The Company, at its option, either (a) will be discharged from any and all obligations with respect to any series of Debt Securities (except for certain obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) or (b) will cease to be under any obligation to comply with certain restrictive covenants of the Indenture with respect to any Debt Securities, upon the deposit with the Trustee, in trust, of money or U.S. government securities or securities of U.S. government agencies backed by the full faith and credit of the U.S. government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal and interest on such series of Debt Securities on the dates such payments are due in accordance with the terms of the Debt Securities. To exercise any such option, no Event of Default or event which with notice or lapse of time would become an Event of Default with respect to such series of Debt Securities shall have occurred and be continuing. The Company is required to deliver to the Trustee an opinion of counsel (i) to the effect that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (a), accompanied by a ruling to such effect from the United States Internal Revenue Service and (ii) with respect to certain other matters. (Sections 4.01 and 4.03.)

CHANGES IN CONTROL AND HIGHLY LEVERAGED TRANSACTIONS

     The Indenture does not contain provisions requiring redemption of the Debt Securities by the Company, or adjustment to any terms of the Debt Securities, upon any change in control of the Company.

     Other than restrictions on Liens and Sale and Lease-Back Transactions described under "Covenants" above, the Indenture does not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

CONCERNING THE TRUSTEE

     Bankers Trust Company and Chemical Bank, each a New York banking corporation, will act as trustee for the Debt Securities issued under the respective Indenture, and each acts as depositary for funds of, makes loans to, and performs other services for, the Company and its subsidiaries in the normal course of business.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities (i) through underwriters or dealers; (ii) directly to one or more purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Debt Securities being offered thereby sets forth the terms of the offering of such Debt Securities, including the name or names of any underwriters, the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Debt Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Debt Securities of the series offered by the Company's Prospectus Supplement if any of such Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may also be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offering and sale of the Debt Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Debt Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (i) the purchase by an institution of the particular Debt Securities shall not at any time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the particular Debt Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Debt Securities less the principal amount thereof covered by such arrangements. The agents, underwriters or dealers soliciting such offers will not have any responsibility with respect to the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

     Underwriters, dealers and agents that participate in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Act. Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make with respect thereto. Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company or its subsidiaries in the ordinary course of their respective businesses.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sales, at prices related to such prevailing market prices or at negotiated prices.

     The Prospectus Supplement with respect to the Offered Securities will state whether the Offered Securities will be listed on any securities exchange. If the Offered Securities are not listed on any national securities exchange, there can be no assurance that there will be a secondary market for the Offered Securities.

                                 LEGAL MATTERS

     Unless otherwise indicated in the Prospectus Supplement, the validity of the Offered Securities will be passed upon for the Company by John B. Canning, Esq., Corporate Secretary and Associate General Counsel of the Company, and for the underwriters or agents, as the case may be, by Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019.

                                    EXPERTS

     The audited financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement, which have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their report with respect thereto, are included herein upon the authority of said firm as experts in giving said report.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses payable by Rayonier in connection with the offering herein described are as follows:

    Securities and Exchange Commission registration fee..........................   $  51,724
    Printing registration statement, prospectus and other documents..............      90,000
    Printing and engraving securities............................................       1,000
    Trustee's fees and expenses..................................................      15,000
    NYSE listing fees............................................................           0
    Legal fees...................................................................      90,000
    Accountants' fees............................................................      25,000
    Fees and expenses relating to Blue Sky qualifications and legality for
      investment.................................................................      15,000
    Rating agencies' fees........................................................      75,000
    Miscellaneous................................................................      12,276
                                                                                    ---------
         Total...................................................................   $ 375,000
                                                                                    ---------
                                                                                    ---------

     All amounts are estimates except for the registration fee payable to the Securities and Exchange Commission.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The North Carolina Business Corporation Act provides that the registrant may indemnify officers and directors who are parties in actual or threatened lawsuits and other proceedings against reasonable expenses, judgments, penalties, fines and amounts paid in settlement. North Carolina law further provides that a corporation may purchase insurance, providing for the indemnification of officers and directors whether or not the corporation would have the power to indemnify them against such liability under the provisions of the North Carolina law.

     Reference is made to Article VI of the Amended and Restated Articles of Incorporation of the Company filed as an exhibit to Rayonier's Registration Statement on Form S-8 filed on February 28, 1994 (Registration No. 33-52437).

     The Company has in effect insurance policies indemnifying the directors and officers of Rayonier and its subsidiaries, against civil liabilities of such directors and officers.

     Reference is made to the form of indemnification agreement between Rayonier and each of its directors and officers, filed as an exhibit to Rayonier's Form 10-K for the year ended December 31, 1993.

     Any underwriters, dealers or agents who execute any of the Underwriting Agreements referred to in Exhibit 1 to this Registration Statement will agree to indemnify Rayonier's directors and its officers who signed the Registration Statement against certain liabilities which might arise under the Act from information furnished to Rayonier by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

EXHIBIT NO.                        DESCRIPTION                                  LOCATION
- -----------   -----------------------------------------------------   -----------------------------
  1.1         Form of Underwriting Agreement                          Filed herewith
  1.2         Form of Distribution Agreement                          Filed herewith
  4.1         Indenture dated as of September 1, 1992 between the     Incorporated by reference
              Company and Bankers Trust Company, as Trustee, with     to Exhibit 4.1 to the
              respect to certain debt securities of the Company.      Company's Annual Report on
                                                                      Form 10-K for its fiscal year
                                                                      ended December 31, 1993 (the
                                                                      Form "10-K")
  4.2         First Supplemental Indenture, dated as of December      Incorporated by reference to
              13, 1993                                                Exhibit 4.2 to the Company's
                                                                      Form 10-K
  4.3         Form of Indenture dated as of April 1, 1994 between     Filed herewith
              the Company and Chemical Bank, as Trustee, with
              respect to certain debt securities of the Company.
  4.4         Specimen Form of Debenture                              Filed herewith
  4.5         Specimen Form of Series B Medium-Term Fixed Rate Note   Filed herewith
  4.6         Specimen Form of Series B Medium-Term Floating Rate     Filed herewith
              Note
   5          Opinion of John B. Canning, Esq. with respect to the    Filed herewith
              legality of the securities registered hereby.
 23.1         Consent of independent accountants.                     Filed herewith
 23.2         Consent of John B. Canning, Esq. (See Exhibit 5)        Filed herewith
  24          Powers of Attorney.                                     Filed herewith
  25          Statement as to eligibility of Trustee.                 Filed herewith

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise (but that term shall not extend to the insurance policies referred to in said Item 15), the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act, as amended (the "Trust Indenture Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     (7) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), 424(b)(4), or 479(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (8) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut on the 29th day of March 1994.

                                          RAYONIER INC.

                                          By:         /s/ RONALD M. GROSS
                                             ---------------------------------
                                              Name    Ronald M. Gross
                                              Title   Chairman of the Board,
                                                      President and Chief
                                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                    DATE
- ---------------------------------------------  ------------------------------  ---------------
                 /s/  RONALD M. GROSS              Chairman of the Board,       March 29, 1994
- ---------------------------------------------    President, Chief Executive
               Ronald M. Gross                      Officer and Director
        (Principal Executive Officer)

               /s/  GERALD J. POLLACK            Senior Vice President and      March 29, 1994
- ---------------------------------------------     Chief Financial Officer
              Gerald J. Pollack
        (Principal Financial Officer)

                /s/  GEORGE S. ARESON           Acting Corporate Controller     March 29, 1994
- ---------------------------------------------
              George S. Areson
       (Principal Accounting Officer)

                          *                               Director
- ---------------------------------------------
              William J. Alley

                          *                               Director
- ---------------------------------------------
               Rand V. Araskog

                          *                               Director
- ---------------------------------------------
              Donald W. Griffin

                          *                               Director
- ---------------------------------------------
                Paul G. Kirk

                          *                               Director
- ---------------------------------------------
             Katherine D. Ortega

                          *                               Director
- ---------------------------------------------
             Burnell R. Roberts

                          *                               Director
- ---------------------------------------------
               Gordon I. Ulmer

*By:   /s/  GERALD J. POLLACK                                                   March 29, 1994
           Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.                        DESCRIPTION                                  LOCATION
- -----------   -----------------------------------------------------   -----------------------------
  1.1         Form of Underwriting Agreement                          Filed herewith
  1.2         Form of Distribution Agreement                          Filed herewith
  4.1         Indenture dated as of September 1, 1992 between the     Incorporated by reference
              Company and Bankers Trust Company, as Trustee, with     to Exhibit 4.1 to the
              respect to certain debt securities of the Company.      Company's Annual Report on
                                                                      Form 10-K for its fiscal year
                                                                      ended December 31, 1993 (the
                                                                      Form "10-K")
  4.2         First Supplemental Indenture, dated as of December      Incorporated by reference to
              13, 1993                                                Exhibit 4.2 to the Company's
                                                                      Form 10-K
  4.3         Form of Indenture dated as of April 1, 1994 between     Filed herewith
              the Company and Chemical Bank, as Trustee, with
              respect to certain debt securities of the Company.
  4.4         Specimen Form of Debenture                              Filed herewith
  4.5         Specimen Form of Series B Medium-Term Fixed Rate Note   Filed herewith
  4.6         Specimen Form of Series B Medium-Term Floating Rate     Filed herewith
              Note
   5          Opinion of John B. Canning, Esq. with respect to the    Filed herewith
              legality of the securities registered hereby.
 23.1         Consent of independent accountants.                     Filed herewith
 23.2         Consent of John B. Canning, Esq. (See Exhibit 5)        Filed herewith
  24          Powers of Attorney.                                     Filed herewith
  25          Statement as to eligibility of Trustee.                 Filed herewith